                                               Filed Pursuant To Rule: 424(b)(5)
                                               Registration No.: 333-86403

          Prospectus Supplement to Prospectus dated September 10, 1999

                               17,167,382 ZENS(SM)


[RELIANT LOGO]            Reliant Energy, Incorporated
           2.0% Zero-Premium Exchangeable Subordinated Notes due 2029 (Exchangeable for Cash Based on Value of Time Warner Inc. Common Stock)

                                ---------------

   We are offering 17,167,382 of our 2.0% ZENS due 2029. Each ZENS is being issued in an original principal amount of $58.25. The last reported sale price of one share of Time Warner common stock as reported on the New York Stock Exchange on September 15, 1999 was $58.25. The minimum amount payable upon redemption or maturity of a ZENS, which we call the contingent principal amount, will initially be equal to the original principal amount. The contingent principal amount of the ZENS will be adjusted if, among other things, Time Warner changes its quarterly cash dividend or if there are special distributions on or in respect of the Time Warner common stock. We refer to the Time Warner common stock and any other publicly traded equity securities that may be distributed on or in respect of the Time Warner common stock (or into which any of those securities may be converted or exchanged) collectively as the reference shares.

   The ZENS will mature on September 15, 2029. At maturity, you will be entitled to receive in cash the higher of the contingent principal amount of the ZENS or the sum of the then current market value of the reference shares plus any deferred quarterly payments of interest (including any accrued interest thereon), plus, in each case, the final period distribution.

   We may redeem the ZENS at any time at the prices set forth in this prospectus supplement.

   We will pay interest quarterly in an amount equal to $0.29125 per ZENS, or 2% per year of the original principal amount, plus the amount of any cash dividends paid in respect of the quarterly interest period on the reference shares attributable to each ZENS. In addition to the quarterly cash dividends, we will also distribute to holders of the ZENS, as additional interest, any publicly traded securities (other than publicly traded equity securities, which will themselves become reference shares), any cash and the cash value of any other securities or property distributed on or in respect of the reference shares. We may, at our option, defer the payment of interest on the ZENS, other than additional interest, at any time for periods not to exceed 20 consecutive quarterly periods, although we may defer the payment of interest until maturity or earlier redemption if all of the reference shares cease to be outstanding. If we defer the payment of interest on the ZENS, we will increase the contingent principal amount of the ZENS by the amount of the deferred quarterly payments of interest, plus accrued interest thereon at an annual rate of 2.309%, compounded quarterly. Instead of paying or deferring interest, if the then current market value of the reference shares exceeds the original principal amount of the ZENS, we can increase the number of reference shares attributable to each ZENS by 0.57725% with respect to any quarterly payment of interest (an annual rate of 2.309%).

   Each ZENS is exchangeable, at your option, at any time for an amount of cash equal to 95% (or under some limited circumstances, 100%) of the exchange market value of the reference shares attributable to that ZENS.

   The ZENS are our unsecured, subordinated obligations and will be subordinate in right of payment to all of our existing and future senior indebtedness.

   As a result of the applicable U.S. Treasury Regulations, if you are generally subject to U.S. federal income tax, you will be required to include in your taxable income substantial amounts of ordinary income in advance of your receipt of the cash attributable to that income. For a discussion of selected United States federal income tax consequences relevant to holders of ZENS, you should read "Certain United States Federal Income Tax Considerations" beginning on page S-25.

   Consider carefully the "Risk Factors" beginning on page S-7 of this prospectus supplement.

                                ---------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ZENS or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ---------------

                                                        Per
                                                       ZENS         Total
                                                      ------- -----------------
     Initial price to public......................... $58.250 $1,000,000,001.50
     Underwriting discount........................... $ 1.165 $   20,000,000.03
     Proceeds, before expenses, to Reliant Energy.... $57.085 $  980,000,001.47

   The initial public offering price set forth above does not include accrued interest, if any. Interest on the ZENS will accrue from September 21, 1999 and must be paid by the purchaser if the ZENS are delivered after September 21, 1999.

                                ---------------

   The underwriters expect to deliver the ZENS against payment in New York, New York on September 21, 1999.

Goldman, Sachs & Co.
                              Merrill Lynch & Co.
                                                            Salomon Smith Barney
                                  ----------
                Prospectus Supplement dated September 15, 1999.
-----
(SM)Service Mark of Goldman, Sachs & Co.

                               Prospectus Summary

   The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the ZENS. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the ZENS, as well as the tax and other considerations that may be important to you in making a decision about whether to invest in the ZENS.

   References in this prospectus supplement to the terms "we," "us" or other similar terms mean Reliant Energy, Incorporated, unless the context clearly indicates otherwise. References to "you" and "your" refer to prospective investors in the ZENS prior to the sale of the ZENS and to holders of the ZENS after the sale of the ZENS, unless the context clearly indicates otherwise. "ZENS(SM)" is a service mark of Goldman, Sachs & Co.

                                 Reliant Energy

   We are a diversified international energy services company. Reliant Energy HL&P, our electric utility division, provides electric utility services to approximately 1.6 million customers in the City of Houston, Texas, and surrounding areas of the Texas Gulf Coast. Reliant Energy Resources Corp. (Resources), our largest subsidiary, is a natural gas utility serving over 2.8 million customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. Resources, through its subsidiaries, is also a major interstate natural gas pipeline company and a provider of energy marketing services.

   Our other principal subsidiaries include:

  . Reliant Energy International, Inc., which participates in the privatization of foreign generating and distribution facilities and the development and acquisition of foreign independent power projects, and

  . Reliant Energy Power Generation, Inc., which engages in the acquisition, development, operation and sale of capacity and energy from domestic and international non-utility power generation facilities.

   Subject to certain limited exceptions, we are exempt from regulation as a public utility holding company pursuant to Section 3(a)(2) of the Public Utility Holding Company Act of 1935.

   For a more detailed description of Reliant Energy, see "Reliant Energy" beginning on page S-11.

                            Summary Information--Q&A

What are the ZENS?

   The ZENS are a series of our subordinated debt securities. Specific features of the ZENS are described in this prospectus supplement, and general terms of our subordinated debt securities are described in the accompanying prospectus.

What is Time Warner's relationship to the ZENS?

   Time Warner Inc. has no obligations whatsoever under the ZENS. We refer to Time Warner Inc., a Delaware corporation, as Time Warner. We refer to Time Warner's Common Stock, par value $0.01 per share, as the Time Warner common stock. In describing the ZENS, the Time Warner common stock will initially comprise the reference shares. As of the date of this prospectus supplement, one reference share is attributable to each ZENS. The reference shares will also include any other publicly traded equity securities that may be distributed on or in respect of the Time Warner common stock or on or with respect to any publicly traded equity security into which any of those securities may be converted or exchanged. In describing the ZENS, we refer to Time Warner and any other company which may in the future become an issuer of reference shares as a reference company.

   We may, but are not required to, hold a number of shares of Time Warner common stock equal to the number of ZENS outstanding. The ZENS are not secured by any of the shares of Time Warner common stock that we own.

What can you tell me about Time Warner?

   According to publicly available documents, Time Warner, together with its consolidated and unconsolidated subsidiaries, is the world's largest media and entertainment company. Time Warner classifies its business interests into four fundamental areas:

  . Cable Networks, consisting principally of interests in cable television programming,

  . Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing,

  . Entertainment, consisting principally of interests in recorded music and music publishing, filmed entertainment, television production and television broadcasting, and

  . Cable, consisting principally of interests in cable television systems.

Time Warner is required to file reports and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC offices specified under "Where You Can Find More Information" on page 3 in the accompanying prospectus.

   This prospectus supplement relates only to the ZENS we are offering and does not relate to the Time Warner common stock or other securities of Time Warner. All disclosures contained in this prospectus supplement regarding Time Warner are derived from the publicly available documents described in the preceding paragraph. We have not participated in the preparation of Time Warner's documents nor made any due diligence inquiry with respect to the information provided in those documents. None of the underwriters has made any due diligence inquiry with respect to the information provided in Time Warner's documents in connection with the offering of the ZENS. Neither we nor any of the underwriters represent that Time Warner's publicly available documents or any other publicly available information regarding Time Warner are accurate or complete. Neither we nor any of the underwriters can provide you with any assurance that all events occurring prior to the date of this prospectus supplement, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph that would affect the trading price of the Time Warner common stock, and therefore the issue price of the ZENS, have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Time Warner could affect the trading price of the ZENS.

   We, our affiliates and the underwriters do not make any representation to you as to the performance of Time Warner, the Time Warner common stock or any other securities of Time Warner.

When will I receive quarterly interest payments?

   If you purchase ZENS, you are entitled to receive quarterly interest payments in an amount equal to $0.29125 per ZENS, or 2% per year of the original principal amount, plus the amount of any quarterly cash dividends paid in respect of the quarterly interest period on the reference shares attributable to each ZENS.

   Interest on the ZENS will accrue from the date we issue the ZENS. We will pay this interest quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning December 15, 1999, but subject to our right to defer quarterly payments of interest. Our payment on December 15, 1999 will equal the sum of $0.27183 per ZENS, which is calculated to equal an annual rate of 2% on the original principal amount from the date we issue the ZENS, plus quarterly cash dividends paid on the reference shares attributable to each ZENS for the comparable quarterly interest period.

   In addition to the quarterly cash dividends, we will also distribute to you, as additional interest on the ZENS, any publicly traded securities (other than publicly traded equity securities, which will themselves become reference shares), any cash and the cash value of any other securities or property, distributed on or in respect of the reference shares. If a distribution on or in respect of the reference shares includes securities that are not publicly traded or includes property other than cash, we will distribute to you in cash the fair market value of any such securities or property comprising additional interest as determined in good faith by our board of directors. We will distribute any additional interest to you 20 business days after the day it is distributed on or in respect of the reference shares.

   If the sum of the quarterly cash dividend and any additional interest for that quarter paid on the reference shares attributable to one ZENS is greater than $.045 (which is the current quarterly dividend on a share of Time Warner common stock), the contingent principal amount will be reduced to the extent necessary so that the yield from the date we issue the ZENS to the date of computation (including all quarterly interest payments and the fair market value of any additional interest payments) does not exceed a 2.309% annual yield. In no event will the contingent principal amount be less than zero. The contingent principal amount will be increased to the extent that the sum of the quarterly cash dividend and any additional interest for that quarter paid on the reference shares attributable to one ZENS is less than $.045, so that the yield from the date we issue the ZENS to the date of computation (including all quarterly interest payments and the fair market value of any additional interest payments) is not less than a 2.309% annual yield. Changes in the contingent principal amount will not affect the amount of the quarterly interest payments, which will be equal to $0.29125 per ZENS, or 2% per year of the original principal amount, plus the amount of any quarterly cash dividends paid in respect of the quarterly interest period on the reference shares attributable to each ZENS.

When can you defer payments of interest?

   We can defer quarterly interest payments on the ZENS as many times as we want, but generally only for up to 20 consecutive quarterly periods. If all of the reference shares cease to be outstanding, we will not be subject to the 20 consecutive quarterly period limitation on deferral and we can defer quarterly payments of interest until maturity or earlier redemption of the ZENS. We cannot defer additional interest distributions at any time, and we cannot defer quarterly interest payments if an event of default (see page 13 in the accompanying prospectus) under the ZENS has occurred and is continuing. A deferral of quarterly interest payments, in and of itself, will not constitute an event of default. A deferral of interest payments cannot extend beyond the maturity date of the ZENS.

   If we defer quarterly payments of interest, the contingent principal amount of the ZENS will increase by the amount of the deferred quarterly payments of interest, plus accrued interest thereon at an annual rate of 2.309%, compounded quarterly, and the early exchange ratio (as defined on page S-18) will be increased to 100%. Once we have paid all deferred quarterly interest, plus accrued interest thereon, together with the quarterly interest payment for the current quarterly interest payment period, the contingent principal amount will be reduced by the amount of that payment of deferred quarterly interest plus accrued interest thereon, the early exchange ratio will decrease to 95% and we can again defer quarterly interest payments as described above. Instead of paying or deferring cash interest on the ZENS for a quarterly period, so long as the then current market value of the reference shares exceeds the original principal amount of the ZENS, we may at our option, but we are not obligated to, increase the number of reference shares attributable to each ZENS by 0.57725% with respect to any quarterly payment of interest (an annual rate of 2.309%). If we elect to make this reference share increase, we will be deemed current on that quarterly payment of interest, the contingent principal amount will not increase, the holders of the ZENS will not be entitled to receive cash interest for that quarter, and the early exchange ratio will be 100% for the following quarter. Thereafter, provided we are current on all quarterly payments of interest, the early exchange ratio will decrease to 95%. All reference share increases, together with any successive reference share increases, will continue to be in effect until maturity or earlier redemption of the ZENS. At the time we give notice that we do not intend to pay a quarterly payment of interest in cash, we must elect to either accrue cash interest on the ZENS for that quarterly interest period or increase the number of reference shares attributable to the ZENS, each as described above.

   Currently, we have no intention of deferring interest payments on the ZENS.

When will the ZENS mature?

   The ZENS will mature on September 15, 2029, unless they are previously redeemed or exchanged.

   If all of the reference shares cease to be outstanding as a result of a tender offer, an exchange offer, a business combination or otherwise, the maturity of the ZENS will not be accelerated and the ZENS will continue to remain outstanding until the maturity date unless earlier redeemed by us. If all of the reference shares cease to be outstanding, we may defer the payment of interest on the ZENS until maturity or earlier redemption of the ZENS.

What will I receive at maturity?

   At maturity, you will be entitled to receive in cash for each ZENS you hold the higher of (a) the contingent principal amount per ZENS or (b) the sum of the current market value (as defined on page S-17) of the reference shares attributable to one ZENS on the maturity date plus any deferred quarterly payments of interest (including any accrued interest thereon) per ZENS, plus, in each case, the final period distribution (as defined on page S-17) attributable to one ZENS.

Do you have the right to redeem the ZENS prior to their maturity?

   Yes. We may redeem at any time all but not some of the ZENS at a redemption price per ZENS equal to the sum of (a) the higher of the contingent principal amount per ZENS or the sum of the current market value of the reference shares attributable to one ZENS at the time of redemption plus any deferred quarterly payments of interest (including any accrued interest thereon) per ZENS, plus, in each case, the final period distribution attributable to one ZENS, and (b) $3.495 per ZENS if we redeem prior to September 15, 2000, $2.330 per ZENS if we redeem prior to September 15, 2001, $1.165 per ZENS if we redeem prior to September 15, 2002, or zero per ZENS if we redeem any time on or after September 15, 2002.

Do the ZENS have anti-dilution protection for changes in the reference shares?

   Yes. If certain dilutive or anti-dilutive events specified herein occur with respect to the reference shares, the number and type of the reference shares that will be used to calculate the amount you will receive upon exchange, redemption or maturity of the ZENS will be adjusted to reflect those events. These adjustments are described in this prospectus supplement under "Description of the ZENS--Dilution adjustments" beginning on page S-22.

When can I exchange the ZENS for cash?

   At any time or from time to time, you may exchange your ZENS for an amount of cash per ZENS equal to (a) 95% of the exchange market value (as defined on page S-18) of the reference shares attributable to each ZENS or (b) 100% of the exchange market value of the reference shares attributable to each ZENS during a deferral of the quarterly interest payments on the ZENS or, for the quarter following our election to increase the reference share amount by an amount equal to a quarterly interest amount in lieu of deferral or payment thereof or, if we so elect, during the pendency of any tender or exchange offer for all or a portion of the reference shares.

Will the ZENS be listed on a stock exchange?

   We have agreed to use commercially reasonable efforts to have the ZENS listed on a national securities exchange, such as the New York Stock Exchange or the American Stock Exchange, or included on a national quotation system, such as Nasdaq. We understand that the NYSE will apply equity-linked debt securities criteria to the ZENS. One of the criteria currently applicable to the NYSE listing of U.S. equity-linked debt securities is that the securities have a term to maturity of two to seven years. Since the ZENS have a maturity of thirty years, they do not meet the NYSE's current equity-linked debt security criteria. The AmEx and Nasdaq have equity-linked debt security criteria substantially identical to those of the NYSE. In addition, our ability to list the ZENS may depend on whether there are more than 400 beneficial owners of the ZENS, which we cannot control.

   In July 1999, the SEC published notice of a proposed NYSE rule change regarding the listing of equity-linked debt securities. This change would eliminate the current two to seven year term to maturity criteria for U.S. equity-linked debt securities, and would substitute a requirement that the securities have a minimum term of one year, with no maximum limit on the length of maturity of the securities. We cannot assure you that this proposed rule change will become effective.

   We will make a public announcement prior to the date of any listing or the date we learn that we will be unable to list the ZENS. We cannot give you any assurance that the ZENS ultimately will be listed on the NYSE, AmEx or Nasdaq. Moreover, any listing of the ZENS will not ensure that a liquid trading market will develop for the ZENS.

In what form will the ZENS be issued?

   The ZENS will be represented by one or more global securities that will be deposited with, or on behalf of, and registered in the name of The Depository Trust Company, New York, New York, or its nominee. This means that you will not receive a certificate for your ZENS. We expect that the ZENS will be ready for delivery through DTC on or about September 21, 1999.

What are the federal income tax consequences for me?

   The ZENS will be characterized as indebtedness of ours for United States federal income tax purposes. Accordingly, you will be required to include, in your income, interest with respect to the ZENS.

   Each ZENS will constitute a contingent payment debt instrument. As a result, you will be required to include amounts in income, as ordinary income, in advance of the receipt of the cash attributable thereto. The amount of interest income required to be included by you for each year will be in excess of the quarterly interest payments you receive. Any gain recognized by you on the sale or exchange of a ZENS will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. A summary of the United States federal income tax consequences of ownership of the ZENS is described in this prospectus supplement under "Certain United States Federal Income Tax Considerations" beginning on page S-25.

                                  Risk Factors

   You should consider carefully, in addition to the other information contained in this prospectus supplement and the accompanying prospectus, the following factors before purchasing the ZENS offered hereby.

Return on the ZENS depends on the Time Warner common stock

   The terms of the ZENS differ from those of ordinary debt securities because, among other things:

  . the interest payments on the ZENS may change depending upon the dividend policy of Time Warner or any other reference company,

  . the ZENS are exchangeable for cash in an amount based on the then current market value of the reference shares, and

  . the contingent principal amount of the ZENS will be adjusted if the dividend rate on the reference shares changes.

   Accordingly, the return that a holder of the ZENS will receive is not comparable to that of an ordinary fixed income debt security issued by us.

   The dividend policy of Time Warner is entirely outside of our control. You should not expect that the dividend rate on the Time Warner common stock will remain the same during the period the ZENS are outstanding or that Time Warner will continue to pay any dividends.

   It is impossible to predict whether the price of the Time Warner common stock will rise or fall. Trading prices of the Time Warner common stock will be influenced by Time Warner's operating results and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the NYSE and the market segments of which Time Warner is a part.

   As of August 31, 1999, we held approximately 45.8 million shares of Time Warner common stock. We may, but are not required to, hold a number of shares of Time Warner common stock equal to the number of the ZENS outstanding until exchange, maturity or redemption of the ZENS and sell those shares to raise the proceeds to pay the amount due upon exchange, maturity or redemption of the ZENS. We cannot assure you that these sales of the Time Warner common stock will not adversely affect the market for the Time Warner common stock or that the amount of the proceeds available to us will be sufficient to pay the amount due to you upon exchange, maturity or redemption.

   In 1997, we issued 22.9 million of our unsecured 7% Automatic Common Exchange Securities (ACES). In July 2000, the ACES will be mandatorily exchangeable for, at our option, either shares of Time Warner common stock at the exchange rate set forth below or cash with an equal value. The current exchange rate of the ACES is as follows:

     Market Price of Time Warner
    Common Stock at ACES Maturity
                 Date                             Exchange Rate
    -----------------------------   -----------------------------------------
   Below $22.96875................. 2.0 Shares of Time Warner common stock
   $22.96875-$27.7922 ............. Share equivalent of $45.9375
   Above $27.7922.................. 1.6528 shares of Time Warner common stock

If (i) the market price (as defined in the ACES) of Time Warner common stock is above $27.7922 at the maturity date of the ACES, (ii) we do not sell or otherwise dispose of the shares of Time Warner common stock that we currently own prior to the maturity date of the ACES and
(iii) we exchange the ACES at maturity with shares of Time Warner common stock, we will still own approximately 7.9 million shares of Time Warner common stock after the ACES mature. While it is not required, we currently intend to acquire additional shares of Time Warner common stock so that we will own (i) enough shares to exchange for the ACES at their maturity and (ii) one share of Time Warner common stock for each ZENS. However, we have no obligation to continue to own such shares.

   You should read Time Warner's publicly available documents for a discussion of the risks and uncertainties associated with Time Warner.

Effect of fluctuations in the ZENS and the Time Warner common stock on our reported earnings

   Current accounting rules require us to record any increase in the market value of the ZENS that results from increases in the market value of Time Warner common stock in our statements of consolidated operations. Such increase in the market value of the ZENS will reduce our reported net income. A significant increase in the market value of the ZENS would significantly decrease our reported net income. However, a significant decrease in the market value of the Time Warner common stock below the original principal amount would not result in an equal reduction in the ZENS liability. Our minimum liability in respect of the ZENS is equal to the contingent principal amount. These effects on investment income in our statement of operations could be material but will be non-cash in nature and will be reflected on our balance sheet as increases in long-term debt.

   While it is not required, we currently intend to acquire additional shares of Time Warner common stock so that we will own one share of Time Warner common stock for each ZENS in addition to shares of Time Warner common stock we may exchange for the ACES at their maturity. Any shares of Time Warner common stock that we hold as an economic hedge of the ZENS will be classified as trading securities in accordance with Statement of Financial Accounting Standards
(SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Such securities will be recorded at market value with changes in market value recorded in net income. Until we adopt SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) referred to below, changes in the market value of these shares of Time Warner common stock above the original principal amount would approximately offset any changes in long-term debt, resulting in no material effect on our reported net income.

   The Financial Accounting Standards Board has issued a new accounting pronouncement, SFAS 133, which we expect to adopt as of January 1, 2001. SFAS 133 will require us to split the initial value of the ZENS into a debt component and a derivative component. Any change in the fair value of the derivative component of the ZENS will then be recorded in our statements of consolidated operations. Changes in the market value of any Time Warner common stock held by us should at least partially offset changes in the fair value of the derivative component of the ZENS. However, there may be periods with significant non-cash increases or decreases to our net income pertaining to the ZENS and the related shares of the Time Warner common stock.

   We anticipate providing supplemental disclosure regarding our results of operations without giving effect to fluctuations in the value of the ZENS and the related Time Warner common stock. We cannot anticipate, however, the effect our results of operations may have on the market price of the ZENS or on our ability to secure additional financing in the future.

Lack of affiliation between Reliant Energy and Time Warner

   We are not affiliated with Time Warner, other than as a holder of the Time Warner common stock, and as of the date of this prospectus supplement, we do not have any material non-public information concerning Time Warner. Although we have no reason to believe the information concerning Time Warner included or referred to in this prospectus supplement is not reliable, neither we nor any of the underwriters warrant that there have not occurred events, not yet publicly disclosed by Time Warner, that would affect either the accuracy or completeness of the information concerning Time Warner included or referred to in this prospectus supplement. See "What can you tell me about Time Warner?" in the "Prospectus Summary--Summary Information-- Q&A" section of this prospectus supplement. Time Warner is not involved in the offering of the ZENS and has no obligations whatsoever with respect to the ZENS, including any obligation to take our interests (other than as a holder of the Time Warner common stock) or the interests of holders of the ZENS into consideration for any reason or under any circumstance. Time Warner will not receive any of the proceeds of the offering of the ZENS and is not responsible for, and has not participated in, determining the timing of, prices for or quantities of the ZENS offered hereby. Time Warner is not involved with the administration, marketing or trading of the ZENS nor in the preparation of this prospectus supplement and has no obligations with respect to the amount to be paid to holders of the ZENS upon exchange. Holders of the ZENS will not be entitled to any rights, including voting rights or any cash dividends, with respect to the Time Warner common stock other than indirectly pursuant to the express terms of the ZENS.

Possible illiquidity of the secondary market for the ZENS

   We cannot predict how the ZENS will trade in the secondary market or whether such market will be liquid.

   We have agreed to use commercially reasonable efforts to have the ZENS listed on a national securities exchange, such as the NYSE or AmEx, or included on a national quotation system, such as Nasdaq. We understand that the NYSE will apply equity-linked debt securities criteria to the ZENS. One of the criteria currently applicable to the NYSE listing of U.S. equity-linked debt securities is that the securities have a term to maturity of two to seven years. Since the ZENS have a maturity of thirty years, they do not meet the NYSE's current equity-linked debt security criteria. The AmEx and Nasdaq have equity-linked debt security criteria substantially identical to those of the NYSE. In addition, our ability to list the ZENS may depend on whether there are more than 400 beneficial owners of the ZENS, which we cannot control.

   In July 1999, the SEC published notice of a proposed NYSE rule change regarding the listing of equity-linked debt securities. This change would eliminate the current two to seven year term to maturity criteria for U.S. equity-linked debt securities, and would substitute a requirement that the securities have a minimum term of one year, with no maximum limit on the length of maturity of the securities. We cannot assure you that this proposed rule change will become effective.

   We will make a public announcement prior to the date of any listing or the date we learn that we will be unable to list the ZENS. We cannot give you any assurance that the ZENS ultimately will be listed on the NYSE, AmEx or Nasdaq. Moreover, any listing of the ZENS will not ensure that a liquid trading market will develop for the ZENS.

The number of reference shares attributable to the ZENS will not adjust for some dilutive transactions involving the reference shares

   If certain dilutive or anti-dilutive events specified herein occur with respect to the reference shares, the number and type of reference shares that will be used to calculate the amount you will receive upon exchange, maturity or redemption of a ZENS will be adjusted to reflect such events. See "Description of the ZENS--Dilution adjustments" in this prospectus supplement. These adjustments will not take into account various other events, such as offerings of the reference shares or other equity securities for cash or business acquisitions by a reference company with the reference shares, that may adversely affect the price of the reference shares and may adversely affect the trading price of and market value of the ZENS. We cannot assure you that a reference company will not make dilutive offerings of the reference shares or other equity securities or enter into such business acquisitions in the future.

Absence of covenant protection; no security interest in the Time Warner common stock; subordination

   The subordinated indenture under which the ZENS will be issued will not limit our or our subsidiaries' ability to incur additional indebtedness (including indebtedness that ranks senior in priority of payment to the ZENS), to grant liens on assets to secure indebtedness, to pay dividends or to repurchase shares of capital stock or to sell, pledge or otherwise convey all or any portion of the Time Warner common stock owned by us. The subordinated indenture does not contain any provisions specifically intended to protect holders of the ZENS in the event of a future highly leveraged transaction involving us, including a change of control, or other similar transaction that may adversely affect holders of the ZENS.

   The ZENS are our subordinated obligations and are not secured by any of our assets, including the shares of the Time Warner common stock that we own. The subordination provisions in the subordinated indenture provide that we may not make payment on the ZENS in the event that a default in payment exists in respect of our indebtedness ranking senior to the ZENS, which we refer to as senior indebtedness. At July 31, 1999, we had approximately $5.6 billion of senior indebtedness. In addition, at July 31, 1999, our subsidiaries had approximately $3.6 billion of indebtedness which ranked effectively senior to the ZENS.

Other considerations including tax considerations

   If you are considering purchasing the ZENS, you should reach an investment decision only after consulting with your advisors as to the suitability of an investment in the ZENS in light of your particular circumstances. You should also consider the tax consequences of investing in the ZENS. You will be required to include amounts in income, as ordinary income, in advance of the receipt of the cash attributable thereto. The amount of interest income required to be included by you for each year will be in excess of the quarterly interest payments you receive. Any gain recognized by you on the sale or exchange of the ZENS will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See "Certain United States Federal Income Tax Considerations" in this prospectus supplement.

         Price Range and Dividend History of Time Warner Common Stock

   The Time Warner common stock is listed and traded on the NYSE under the symbol "TWX."

   The following table sets forth, for the calendar quarters indicated (ended March 31, June 30, September 30 and December 31), the range of high and low sales prices of the Time Warner common stock as reported on the NYSE Composite Tape and the regular quarterly cash dividend paid in each calendar quarter. The prices in the following table have been adjusted to reflect the two-for-one Time Warner common stock split that occurred on December 15, 1998.

                                                   Time Warner Common
                                                          Stock
                                                   ---------------------------
                                                                     Quarterly
                                                   High     Low      Dividend
                                                   ----     ----     ---------
      1997:
        First quarter............................. $22 1/2  $18 3/16  $0.045
        Second quarter............................  25 3/8   20 3/16   0.045
        Third quarter.............................  28 3/16  19 1/4    0.045
        Fourth quarter............................  31       26 1/2    0.045
      1998:
        First quarter.............................  37 3/4   29 1/16   0.045
        Second quarter............................  44 7/16  36 1/16   0.045
        Third quarter.............................  50       39        0.045
        Fourth quarter............................  63 1/8   37 9/16   0.045
      1999:
        First quarter.............................  74 5/16  57 1/2    0.045
        Second quarter............................  78 5/8   60        0.045
        Third quarter (through September 15)......  77 7/16  57 3/16   0.045/1/

--------
/1/ Time Warner declared a dividend of $.045 per share of its common stock payable on September 15, 1999 to record holders as of September 1, 1999.

   See the cover of this prospectus supplement for the last reported sales price of the Time Warner common stock on the NYSE as of the date of this prospectus supplement.

                                Reliant Energy

   Reliant Energy is a diversified international energy services company. Our major divisions and subsidiaries include: Reliant Energy HL&P, Reliant Energy Resources Corp., Reliant Energy International, Inc. and Reliant Energy Power Generation, Inc.

Reliant Energy HL&P

   Reliant Energy HL&P is our regulated electric utility division, which generates, purchases, transmits and distributes electricity to approximately
1.6 million residential, commercial and industrial customers in a 5,000 square-mile service area on the Texas Gulf Coast, including Houston, Texas, the nation's fourth largest city.

   Reliant Energy HL&P owns and operates 12 electric generating stations (62 generating units) with a combined turbine nameplate rating of 13,554,608 kilowatts and 213 major substation sites (240 substations) having a total installed rated transformer capacity of 53,413 megavolt amperes. Reliant Energy HL&P is one of four co-owners of the South Texas Project Electric Generating Station, a nuclear generating plant consisting of two 1,250 megawatt nuclear generating units in which we have a 30.8% ownership interest. All of the electric generating stations and other operating properties used in the business of Reliant Energy HL&P are located in the State of Texas.

Reliant Energy Resources Corp.

   Reliant Energy Resources Corp. (Resources), through three of its unincorporated divisions, purchases, transports, stores and distributes natural gas and provides natural gas services to over 2.8 million residential, commercial and industrial customers in six states, including the metropolitan areas of Minneapolis, Minnesota; Houston, Texas; Little Rock, Arkansas; and Shreveport, Louisiana. These operations are regulated as gas utility operations in the jurisdictions served by these divisions.

   Resources also conducts an interstate natural gas pipeline business through two wholly owned subsidiaries. Resources owns and operates approximately 8,200 miles of transmission lines and six natural gas storage facilities located across Arkansas, Kansas, Louisiana, Mississippi, Missouri, Oklahoma, Tennessee and Texas. These operations store, transport and deliver natural gas on behalf of various shippers primarily to utilities, industrial customers and third-party pipeline interconnects.

Reliant Energy International, Inc.

   Reliant Energy International, Inc. participates in the privatization of foreign generating and distribution facilities and the development and acquisition of foreign independent power projects, primarily in Latin America. We have ownership interests in electric utilities that serve customers in Argentina, Brazil, Colombia and El Salvador and are developing natural gas distribution systems in Colombia and Mexico. We also have industrial power generation projects in Argentina and India.

Reliant Energy Power Generation, Inc.

   Reliant Energy Power Generation, Inc. participates in independent power markets through the acquisition of existing power plants and the development of new power plants.

   In 1998, we acquired five natural gas-fired electric generating plants from a California utility. All of the plants are located in southern California. Resources is acting as the plants' exclusive power marketer and supplier of natural gas.

Recent Developments

   In March 1999, we and one of our subsidiaries entered into an agreement to acquire an interest in N.V. Energieproduktiebedrijf UNA (UNA), a power generation company in the Netherlands. In September 1999, the Dutch Ministry of Economic Affairs approved the acquisition of the UNA interest. We now anticipate that the initial 40% interest in UNA will be acquired in the latter part of September 1999 and an additional 12% interest in UNA will be acquired no later than December 1, 1999. The purchase price for the initial 40% interest includes a cash payment of approximately $340 million and a promissory note in the amount of approximately $420 million. The purchase price for the additional 12% interest in UNA is approximately $495 million. We anticipate that the remaining UNA shares will be acquired no later than December 31, 2006. However, the existing UNA shareholders may elect to sell their shares as early as March 1, 2000. In any event, we anticipate that most of the remaining shares will be acquired significantly prior to December 31, 2006. The total purchase price of the entire acquisition is approximately $2.3 billion. Consummation of the transaction remains subject to usual and customary closing conditions. All purchase price amounts, which are payable in Dutch guilders, are subject to certain adjustments and are based on an exchange rate of NLG 2.1 per U.S. dollar.

                                Use of Proceeds

   We estimate that the net proceeds from the offering will be $979.4 million. We expect to use approximately $442.4 million of the net proceeds from this offering for general corporate purposes, including the repayment of a portion of our outstanding indebtedness, including a portion of indebtedness owed by us to our subsidiaries. Repayment of our indebtedness to our subsidiaries (which they will use to repay short-term debt), will be reflected on our consolidated financial statements as repayment of maturing short-term debt, having interest rates ranging from 5.35% to 5.55%. In addition, we expect to use approximately $537 million of the net proceeds to purchase shares of Time Warner common stock.

                            Description of the ZENS

General

   The following description of the ZENS (referred to as the subordinated debt securities in the accompanying prospectus) supplements and, to the extent inconsistent with, supersedes the general terms of the subordinated debt securities in the accompanying prospectus. The terms of the ZENS include those stated in the subordinated indenture dated as of September 1, 1999, to be executed by Reliant Energy and Chase Bank of Texas, National Association, as trustee, under which the ZENS will be issued and those terms made part of the subordinated indenture by reference to the Trust Indenture Act of 1939, as amended. The ZENS are subject to those terms, and you should read the subordinated indenture and the Trust Indenture Act for a statement of them. Although we have summarized selected provisions of the subordinated indenture below, this summary is not complete and is qualified in its entirety by reference to the subordinated indenture. A copy of the proposed form of subordinated indenture has been filed as an exhibit to the registration statement we have filed with the SEC that provides for the offering of the subordinated debt securities.

   The subordinated indenture does not limit the aggregate principal amount of indebtedness which may be issued under it. The subordinated indenture also provides that subordinated debt securities may be issued from time to time in one or more series. The ZENS constitute a separate series under the subordinated indenture.

   The ZENS will be our unsecured, subordinated obligations limited to an aggregate of 17,167,382 ZENS and will mature on September 15, 2029.

Interest

   We will make quarterly interest payments in an amount equal to $0.29125 per ZENS, or 2% per year of the original principal amount, plus the amount of any quarterly cash dividends paid in respect of the quarterly interest period on the reference shares attributable to each ZENS.

   Interest on the ZENS will accrue from the date we issue the ZENS. We will pay this interest quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (to holders of record on March 1, June 1, September 1 and December 1, respectively), beginning December 15, 1999, but subject to our right to defer quarterly payments of interest. Our payment on December 15, 1999 will equal the sum of $0.27183 per ZENS, which is calculated to equal an annual rate of 2% on the original principal amount from the date we issue the ZENS, plus any quarterly cash dividends paid on the reference shares attributable to each ZENS for the comparable quarterly interest period.

   In addition to the quarterly cash dividends, we will also distribute to holders of the ZENS, as additional interest, any publicly traded securities (other than publicly traded equity securities, which will themselves become reference shares), any cash and the cash value of any other securities or property, distributed on or in respect of the reference shares. We will not distribute any fractional units of securities to you. We will pay you cash instead of distributing the fractional units. If a distribution on or in respect of the reference shares includes securities that are not publicly traded or includes property other than cash, we will distribute to you in cash the fair market value of any such securities or property comprising additional interest as determined in good faith by our board of directors. We will distribute any additional interest to holders of the ZENS 20 business days after the date any cash or property is distributed on or in respect of the reference shares. The record date for any distribution of additional interest will be 10 business days after the date any cash or property is distributed on or in respect of the reference shares.

   If the sum of the quarterly cash dividend and any additional interest for that quarter paid on the reference shares attributable to one ZENS is greater than $.045, the contingent principal amount will be reduced to the extent necessary so that the yield from the date we issue the ZENS to the date of computation (including all quarterly interest payments and the fair market value of any additional interest payments) does not exceed a 2.309% annual yield. In no event will the contingent principal amount be less than zero. The contingent principal amount will be increased to the extent that the sum of the quarterly cash dividend and any additional interest for that quarter paid on the reference shares attributable to one ZENS is less than $.045, so that the yield from the date we issue the ZENS to the date of computation (including all quarterly interest payments and the fair market value of any additional interest payments) is not less than a 2.309% annual yield. Changes in the contingent principal amount will not affect the amount of the quarterly interest payments, which will be equal to $0.29125 per ZENS, or 2% per year of the original principal amount, plus the amount of any quarterly cash dividends paid in respect of the quarterly interest period on the reference shares attributable to each ZENS.

   If interest or additional interest is payable on a date that is not a business day (as defined at the end of this paragraph), payment will be made on the next business day (and without any interest or other payment in respect of this delay). However, if the next business day is in the next calendar year, payment of interest will be made on the preceding business day. A "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Houston, Texas or New York, New York are authorized or obligated by law or regulation to close.

   Principal, premium, if any, and interest on the ZENS will be payable at the office or agency we maintain for such purpose within New York, New York, or, at our option, payment of interest may be made by check mailed to the holders of the ZENS at their respective addresses set forth in the register of holders of the ZENS. Until we otherwise designate, our office or agency in New York will be the office of the trustee maintained for that purpose. The ZENS will be issued in denominations of one ZENS and integral multiples thereof.

Deferral of interest payments

   If no event of default has occurred and is continuing under the ZENS, we can defer quarterly interest payments on the ZENS as many times as we want, but generally only for up to 20 consecutive quarterly periods. A deferral of quarterly interest payments, in and of itself, will not constitute an event of default. If we terminate a deferral period and subsequently elect to defer quarterly interest payments, we will again be subject to the 20 consecutive quarterly period limitation.

   We will not, however, be subject to the 20 consecutive quarterly period limitation on deferral if, as a result of a tender offer, an exchange offer, a business combination or otherwise, all of the reference shares cease to be outstanding, and we subsequently elect to defer quarterly payments of interest on the ZENS.

   Any deferral of quarterly interest payments cannot extend, however, beyond the maturity date of the ZENS. We cannot defer distributions of additional interest.

   If we defer quarterly payments of interest, the contingent principal amount of the ZENS will increase by the amount of the deferred quarterly payments of interest, plus accrued interest thereon at an annual rate of 2.309%, compounded quarterly, and the early exchange ratio will be increased to 100%. Once we have paid all deferred quarterly interest, plus any accrued interest thereon, together with the quarterly interest payment for the current quarterly interest payment period, the contingent principal amount will be reduced by the amount of that payment of deferred quarterly interest plus accrued interest thereon, the early exchange ratio will decrease to 95% and we can again defer quarterly interest payments as described above. Instead of paying or deferring cash interest on the ZENS for a quarterly period, so long as the then current market value of the reference shares exceeds the original principal amount of the ZENS, we may at our option, but we are not obligated to, increase the number of reference shares attributable to each ZENS by 0.57725% with respect to any quarterly payment of interest (an annual rate of 2.309%). If we elect to make this reference share increase, we will be deemed current on that quarterly payment of interest, the contingent principal amount will not increase, the holders of the ZENS will not be entitled to receive cash interest for that quarter, and the early exchange ratio will be 100% for the following quarter. Thereafter, provided we are current on all quarterly payments of interest, the early exchange ratio will decrease to 95%. All reference share increases, together with any successive reference share increases, will continue to be in effect until maturity or earlier redemption of the ZENS. At the time we give notice that we do not intend to pay a quarterly payment of interest in cash, we must elect to either accrue cash interest on the ZENS for that quarterly interest period or increase the number of reference shares attributable to the ZENS, each as described above.

   If we elect to defer interest on the ZENS in any particular quarter, we will give the trustee notice. We will also prepare a press release and provide it to DTC for dissemination through the DTC broadcast facility. We will give this notice one business day before the earlier of:

  . the record date for the next date that interest on the ZENS is payable, or

  . the date we are required by the rules of the NYSE (or any other applicable self-regulatory organization) to give notice to such organization or to holders of the ZENS of the record date or the date any quarterly interest payment is payable.

We refer to the last date on which we can give notice that we intend to defer the payment of interest in respect of a quarterly payment of interest as a deferral notice date. When applicable, we will state in any deferral notice that we are not subject to the 20 consecutive period limitation on deferrals and may continue to defer the payment of quarterly interest until maturity or earlier redemption of the ZENS.

   Currently, we have no intention of deferring interest payments on the ZENS.

Principal amount

   The original principal amount per ZENS is equal to its initial purchase price, or $58.25. The minimum amount payable upon redemption or maturity of a ZENS (which we refer to as the contingent principal amount) will initially be equal to the original principal amount. If the sum of the quarterly cash dividend and any additional interest for that quarter paid on the reference shares attributable to one ZENS is greater than $.045, the contingent principal amount will be reduced to the extent necessary so that the yield from the date we issue the ZENS to the date of computation (including all quarterly interest payments and the fair market value of any additional interest payments) does not exceed a 2.309% annual yield. In no event will the contingent principal amount be less than zero. The contingent principal amount will be increased to the extent that the sum of the quarterly cash dividend and any additional interest for that quarter paid on the reference shares attributable to one ZENS is less than $.045, so that the yield from the date we issue the ZENS to the date of computation (including all quarterly interest payments and the fair market value of any additional interest payments) is not less than a 2.309% annual yield.

   If all of the reference shares cease to be outstanding as a result of a tender offer, an exchange offer, a business combination or otherwise, the maturity of the ZENS will not be accelerated and the ZENS will continue to remain outstanding until the maturity date unless earlier redeemed by us.

   At maturity, you will be entitled to receive in cash for each ZENS you hold the higher of (a) the contingent principal amount per ZENS or (b) the sum of the current market value of the reference shares attributable to one ZENS on the maturity date plus any deferred quarterly payments of interest (including any accrued interest thereon) per ZENS, plus, in each case, the final period distribution attributable to one ZENS. The "current market value" is defined in the context of maturity as the average closing price per reference share during the averaging period (defined below) immediately prior to (but not including) the fifth business day preceding the maturity date.

   A "final period distribution" means, in respect of (a) the maturity date, a distribution determined in accordance with clauses (2) and (3) below, and (b) the redemption date, a distribution determined in accordance with clauses (1),
(2) and (3) below. If the redemption date is in connection with a rollover offering (as defined on page S-19), which is discussed below, the distribution determined in accordance with clause (3) will be all dividends and distributions on or in respect of the reference shares which a holder of reference shares on the pricing date (as discussed under "Redemption" below) would be entitled to receive.

  (1) Unless (a) the redemption date of the ZENS is also a quarterly interest payment date or (b) quarterly interest has been deferred for the then current quarterly interest period, an amount equal to an annual rate of 2% on the original principal amount of the ZENS from the most recent quarterly interest payment date to the date of redemption, plus

  (2) a distribution equal to the sum of all dividends and distributions on or in respect of the reference shares declared by the applicable reference company and for which the record date falls during the period from the date we issue the ZENS to the date immediately preceding the first trading day of the 20 trading days immediately prior to, but not including, the fifth business day preceding the redemption date or the maturity date, as applicable (which we refer to as the averaging period) and which have not been distributed to holders of reference shares prior to the commencement of the averaging period, plus

  (3) a distribution equal to the sum of, for each successive scheduled trading day in the averaging period, the amounts determined in accordance with the following formula:

    E x (1-- 0.05n)

    where:

    E = all dividends and distributions on or in respect of the reference shares applicable to a ZENS which a holder of reference shares on the applicable day of the averaging period would be entitled to receive as a result of a record date that occurs on that day, provided that a record date that occurs on a day that is not a scheduled trading day shall be deemed to have occurred on the immediately preceding scheduled trading day, and

    n = the number of scheduled trading days that have elapsed in the averaging period, with the first trading day of the averaging period being counted as zero.

   A holder of the ZENS is only entitled to receive distributions determined in accordance with clauses (2) or (3) to the extent actually distributed by the applicable reference company. Cash amounts paid by the applicable reference company on reference shares as described in clauses (2) or (3) before the redemption date or the maturity date, as the case may be, will be paid on the redemption date or the maturity date, as the case may be. All other property distributed, or the cash value of the property, will be distributed within 20 business days after it is distributed on or in respect of the reference shares, which may be after the maturity date or redemption date, as the case may be, of the ZENS.

   A holder of the ZENS is not entitled to receive any distribution described above in clauses (2) and (3) if the record date occurs on a day between the end of the averaging period and the maturity date or the redemption date, as the case may be.

Exchange option

   You may at any time or from time to time exchange a ZENS for an amount of cash equal to a percentage of the exchange market value of the reference shares attributable to each ZENS (which we refer to as the early exchange ratio). The early exchange ratio will be equal to (a) 95% of the exchange market value of the reference shares attributable to each ZENS or (b) 100% of the exchange market value of the reference shares attributable to each ZENS during a deferral of the quarterly interest payments on the ZENS or, for the quarter following our election to increase the reference share amount by an amount equal to a quarterly interest amount in lieu of deferral or payment thereof or, if we so elect, during the pendency of any tender or exchange offer for all or a portion of the reference shares.

   We will pay you the amount due upon exchange as soon as reasonably practicable after you deliver an exchange notice to the trustee, but in no event earlier than three trading days after the date of your notice or later than ten trading days after the date of your notice.

   The "exchange market value" means the closing price (as defined below) on the trading day (as defined below) following the date you deliver an exchange notice to the trustee, unless more than 500,000 ZENS have been delivered for exchange on that date. If more than 500,000 ZENS have been delivered for exchange, then the exchange market value will be the average closing price on the five trading days following that date.

   If more than 500,000 ZENS are delivered for exchange on any one day, we will give the trustee notice. We will also issue a press release prior to 9:00 a.m. New York City time on the next trading day and provide it to DTC for dissemination through the DTC broadcast facility. Our failure to provide this notice, however, will not affect the determination of exchange market value as described above.

   So long as the ZENS are held through DTC, you may exercise your exchange right through the relevant direct participant in the DTC ATOP system. If the ZENS are held in certificated form, you may exercise your exchange right as follows:

  . complete and manually sign an exchange notice in the form available from the trustee and deliver the exchange notice to the trustee at the office maintained by the trustee for this purpose,

  . surrender the ZENS to the trustee,

  . if required, furnish appropriate endorsement and transfer documents, and

  . if required, pay all transfer or similar taxes.

   Pursuant to the subordinated indenture, the date on which all of the foregoing requirements have been satisfied is the redemption date with respect to the ZENS delivered for exchange.

   As of August 31, 1999, we held approximately 45.8 million shares of the Time Warner common stock. We may, but are not required to, hold a number of shares of the Time Warner common stock equal to the number of the ZENS outstanding until exchange, maturity or redemption of the ZENS and sell those shares to raise the proceeds to pay the amount due upon exchange, maturity or redemption of the ZENS. We cannot assure you that these sales of the Time Warner common stock will not adversely affect the market for the Time Warner common stock or that the amount of proceeds available to us will be sufficient to pay the amount due to you upon exchange, maturity or redemption of the ZENS.

Redemption

   We may redeem at any time all but not some of the ZENS at a redemption amount per ZENS equal to the sum of (a) the higher of the contingent principal amount per ZENS or the sum of the current market value of the reference shares attributable to one ZENS at the time of redemption plus any deferred quarterly payments of interest (including any accrued interest thereon) per ZENS, plus, in each case, the final period distribution attributable to one ZENS, and (b) $3.495 per ZENS if we redeem prior to September 15, 2000, $2.330 per ZENS if we redeem prior to September 15, 2001, $1.165 per ZENS if we redeem prior to September 15, 2002, or zero per ZENS if we redeem any time on or after September 15, 2002.

   The "current market value" is defined in the context of redemption as the average closing price per reference share during the averaging period immediately prior to (but not including) the fifth business day preceding the redemption date; provided, however, that for purposes of determining the payment required upon redemption in connection with a rollover offering, "current market value" means the closing price per reference share on the trading day immediately preceding the date that the rollover offering is priced (which we refer to as the pricing date) or, if the rollover offering is priced after 4:00 p.m., New York City time on the pricing date, the closing price per share on the pricing date, except that if there is not a trading day immediately preceding the pricing date or (where pricing occurs after 4:00 p.m., New York City time, on the pricing date) if the pricing date is not a trading day, "current market value" means the market value per reference share as of the redemption date as determined by a nationally recognized independent investment banking firm retained by us.

   A "rollover offering" means a refinancing of the ZENS by way of either (a) a sale of all of the reference shares or (b) a sale of securities that are priced by reference to the reference shares, in either case, by means of a completed public offering or offerings by us and which is expected to yield net proceeds which are sufficient to pay the redemption amount for all of the ZENS. The trustee will notify you if we elect to redeem your ZENS in connection with a rollover offering not less than 30 nor more than 60 business days prior to the redemption date. We will also issue a press release prior to 4:00 p.m., New York City time, on the business day immediately before the day on which the closing price of the reference shares is to be measured for the purpose of determining the current market value in connection with a rollover offering. The notice will state we are firmly committed to price the rollover offering, will specify the date on which the rollover offering is to be priced (including whether the rollover offering will be priced during trading on the pricing date or after the close of trading on the pricing date) and consequently, whether the closing price for the reference shares by which the current market value will be measured will be the closing price on the trading day immediately preceding the pricing date or the closing price on the pricing date. We will provide that press release to DTC for dissemination through the DTC broadcast facility.

   The "closing price" of any security on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) of that security (regular way) on the NYSE on that date or, if that security is not listed for trading on the NYSE on that date, as reported in the composite transactions for the principal United States securities exchange on which that security is so listed, or if that security is not so listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market, or if that security is not so reported, the last quoted bid price for that security in the over-the-counter market as reported by the National Quotation Bureau or similar organization. In the event that no such quotation is available for any day, our board of directors will be entitled to determine the closing price on the basis of those quotations that it in good faith considers appropriate.

   A "trading day" is defined as a day on which the security, the closing price of which is being determined, (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of that security. We will give you 30 business days' notice before the redemption of the ZENS and on or before the redemption date we will irrevocably deposit with the trustee sufficient funds to pay the redemption amount. Interest on the ZENS to be paid on or before the redemption date will be payable to the holders of ZENS on the record date for the related interest payment date, except to the extent such interest payments are payable as part of the final period distribution.

   Once notice of redemption is given and funds are irrevocably deposited, interest on the ZENS will cease to accrue on and after the date of redemption, and all rights of the holders of the ZENS will cease, except for the right of the holders to receive the redemption amount (but without interest on that redemption amount), including, if applicable, the final period distribution.

   If the redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of that delay). However, if the next business day is in the next calendar year, the redemption amount will be payable on the preceding business day.

   If we improperly withhold or refuse to pay the redemption amount for the ZENS, interest on the ZENS will continue to accrue at an annual rate of 2% from the original redemption date to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount. The final period distribution will be deemed paid on the original redemption date to the extent paid as set forth in the definition of final period distribution above.

   In compliance with applicable law (including the United States federal securities laws), we and our affiliates may, at any time, purchase outstanding ZENS by tender, in the open market or by private agreement.

Subordination

   The ZENS are unsecured and junior in right of payment to all of our senior indebtedness (as defined below). This means we are not permitted to make a payment on the ZENS if:

  . any of our senior indebtedness is not paid when due, any applicable grace period with respect to any payment default has ended and the payment default has not been cured or waived or ceased to exist, or

  . the maturity of any of our senior indebtedness has been accelerated because of a default and that acceleration has not been rescinded.

   If our assets are distributed to our creditors upon our dissolution, winding-up or liquidation, whether voluntarily or involuntarily or in bankruptcy, insolvency, receivership, reorganization or other similar proceedings, all principal, premium, if any, interest and any other amounts due or to become due on all of our senior indebtedness must be paid in full before the holders of the ZENS are entitled to receive or retain any payment. Upon payment in full of all of our senior indebtedness, the holders of the ZENS will assume rights similar to the holders of our senior indebtedness to receive payments or distributions applicable to our senior indebtedness until all amounts owing on the ZENS are paid in full.

   "Senior indebtedness" means the principal, premium, if any, and interest on and all other amounts due in connection with all of our debt (as defined below), whether created, incurred or assumed before, on or after the date of the subordinated indenture or the date we issue the ZENS. However, senior indebtedness does not include:

  . debt to any of our subsidiaries,

  . any other series of subordinated debt securities under the subordinated indenture,

  . accounts payable or any other indebtedness or monetary obligation to trade creditors arising in the ordinary course of business in connection with the acquisition of goods or services,

  . debt that, when incurred and without respect to any election under
    Section 1111(b) of Title 11, U.S. Code, was without recourse to us, and

  . other debt which by the terms of the instrument creating or evidencing it is specifically designated as being subordinated to or pari passu with the ZENS.

   "Debt" means, with respect to any person at any date of determination, without duplication:

  . all indebtedness for borrowed money,

  . all obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

  . all obligations under letters of credit or bankers' acceptances or other similar instruments, or related reimbursement obligations, issued on the account of such person,

  . all obligations to pay the deferred purchase price of property or services, except trade payables,

  . all obligations as lessee under capitalized leases,

  . all debt of others secured by a lien on any asset of such person, whether or not the debt is assumed by the person, provided that, for purposes of determining the amount of any debt of the type described in this clause, if recourse with respect to the debt is limited to the asset, the amount of the debt is limited to the lesser of the fair market value of the asset or the amount of the debt,

  . all debt of others guaranteed by such person to the extent such debt is guaranteed by such person, and

  . to the extent not otherwise included in this definition, all obligations for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity prices, forward contracts, options, swaps, collars and similar arrangements.

   Neither the subordinated indenture nor the ZENS limit our ability or that of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the ZENS. At July 31, 1999, we had approximately $5.6 billion of senior indebtedness. In addition, at July 31, 1999, our subsidiaries had approximately $3.6 billion of indebtedness which ranked effectively senior to the ZENS.

Amount payable upon acceleration of ZENS

   Upon the acceleration of the maturity of the ZENS, you would be entitled to receive the higher of (a) the contingent principal amount of the ZENS or (b) the sum of the current market value of the reference shares on the acceleration date plus any deferred quarterly payments of interest (including any accrued interest thereon), plus, in each case, the final period distribution determined as if the date of such event was the redemption date of the ZENS. The "current market value" is defined in the context of acceleration of maturity as the average closing price per reference share during the 20 trading days immediately prior to (but not including) the fifth business day preceding the acceleration date. For a discussion of events of default relating to the ZENS and rights of holders of the ZENS to accelerate the maturity of the ZENS, see "Description of Our Debt Securities--Events of Default" beginning on page 13 of the accompanying prospectus.

Amount payable upon bankruptcy

   Upon dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other similar proceedings in respect of Reliant Energy, holders of the ZENS should be entitled to a claim against us in an amount equal to the higher of (a) the contingent principal amount of the ZENS or (b) the sum of the current market value (without giving effect to the provisions relating to rollover offerings) of the reference shares on the date of such event plus any deferred quarterly payments of interest (including any accrued interest thereon), plus, in each case, the final period distribution determined as if the date of such event was the maturity date of the ZENS. Because of the subordination provisions contained in the subordinated indenture, the amount holders of the ZENS actually receive might be substantially less than the amount of their claim.

   Reliant Energy is both an operating company and a holding company, and our subsidiaries hold a significant portion of our assets. Our right and the rights of our creditors, including the holders of the ZENS, to participate in the assets of any subsidiary upon its liquidation or recapitalization would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims allowed against that subsidiary. There is no restriction in the subordinated indenture against our subsidiaries incurring indebtedness.

Dilution adjustments

   For purposes of this prospectus supplement, "reference company" means Time Warner and any other issuer of a reference share.

   Subject to a reference share offer adjustment as described below, a "reference share" means:

  . one share of Time Warner common stock, and

  . each share of publicly traded equity securities allocable to a reference share in respect of that share of the Time Warner common stock or other reference shares (either directly or as the result of successive applications of this paragraph) upon any of the following events:

    -- the distribution on or in respect of a reference share in reference shares,

    -- the combination of reference shares into a smaller number of shares or other units,

    -- the subdivision of outstanding shares or other units of reference shares,

    -- the conversion or reclassification of reference shares by issuance or exchange of other securities,

    -- any consolidation or merger of a reference company, or any surviving entity or subsequent surviving entity of a reference company (which we refer to as a reference company successor), with or into another entity (other than a merger or consolidation in which the reference company is the continuing corporation and in which the reference company common stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the reference company or another corporation),

    -- any statutory exchange of securities of the reference company or any reference company successor with another corporation (other than in connection with a merger or acquisition and other than a statutory exchange of securities in which the reference company is the continuing corporation and in which the reference company common stock outstanding immediately prior to the statutory exchange is not exchanged for cash, securities or other property of the reference company or another corporation), or

    -- any liquidation, dissolution or winding up of the reference company or any reference company successor.

   In connection with any consolidation or merger of a reference company, or any reference company successor, as described above, we will distribute as additional interest on each ZENS the consideration consisting of cash and publicly traded securities (other than publicly traded equity securities, which will themselves become reference shares), if any, and in cash the fair market value (as determined in good faith by our board of directors) of any consideration consisting of non-publicly traded securities or property, if any, deemed to be paid or distributed on or in respect of the reference shares and attributable to each ZENS.

   If any tender offer or exchange offer is made for all or a portion of a class of reference shares of a reference company, or any reference company successor (which we refer to as a "reference share offer"), we will, at our option, either:

  . increase the early exchange ratio to 100% during the pendency of the reference share offer, or

  . make a reference share offer adjustment and distribute additional interest, if any, each as described below.

   A "reference share offer adjustment" means that the reference shares attributable to one ZENS will be adjusted so that: (1) each share of publicly traded equity securities, if any, deemed to be paid or distributed on or in respect of a reference share as the designated transaction consideration (defined below) will itself become a reference share; and (2) the reference shares which are the subject of the applicable reference share offer and attributable to one ZENS will be reduced by the reference share proportionate reduction (defined below).

   The "designated transaction consideration" deemed to be allocated to one reference share in a reference share offer will be equal to (a) the aggregate consideration actually paid or distributed to all holders of reference shares that received or elected to receive in the reference share offer the maximum amount of consideration to be paid in publicly traded equity securities, if any, divided by (b) the total number of reference shares held by such holders receiving or electing to receive in the reference share offer the maximum amount of consideration to be paid in publicly traded equity securities. If the reference share offer does not provide holders of reference shares with a choice between publicly traded equity securities and other forms of consideration or if none of the holders of reference shares elect to receive the maximum amount of consideration to be paid in publicly traded securities, then the "designated transaction consideration" deemed to be allocated to one reference share in a reference share offer will be equal to (x) the aggregate consideration actually paid or distributed to all holders of reference shares in the reference share offer, divided by (y) the total number of reference shares participating in that reference share offer.

   The "reference share proportionate reduction" means a proportionate reduction in the number of reference shares which are the subject of the applicable reference share offer and attributable to one ZENS calculated in accordance with the following formula:

                                         X
                                     R = --
                                         N

   where:

  R = the fraction by which the number of reference shares of the class of reference shares subject to the reference share offer and attributable to one ZENS will be reduced.

  X = the aggregate number of reference shares of the class of reference shares subject to the reference share offer accepted in the reference share offer.

  N = the aggregate number of reference shares of the class of reference shares subject to the reference share offer outstanding immediately prior to the expiration of the reference share offer.

   If we elect to make a reference share offer adjustment, we will distribute as additional interest on each ZENS the designated transaction consideration deemed to be paid or distributed on or in respect of the reference shares of the class subject to the reference share offer and attributable to each ZENS immediately prior to giving effect to the reference share proportionate reduction relating to that reference share offer (other than designated transaction consideration that consists of publicly traded equity securities, which will themselves become reference shares as a result of a reference share offer adjustment).

   If we elect to make a reference share offer adjustment, and, during the pendency of the reference share offer another reference share offer is commenced in relation to the reference shares the subject of the then existing reference share offer, we can change our original election by electing to increase the early exchange ratio to 100% during the pendency of the new reference share offer or we can continue to elect to make a reference share offer adjustment. We will similarly be entitled to change our election for each further reference share offer made during the pendency of any reference share offer for the same class of reference shares. For the purposes of these adjustments, a material change to the terms of an existing reference share offer will be deemed to be a new reference share offer.

   If we elect to increase the early exchange ratio to 100% in connection with a reference share offer, no reference share offer adjustment will be made and we cannot change our election if any further reference share offer is made.

   We will give the trustee notice of our election in the event of any reference share offer. We will also prepare a press release and provide it to DTC for dissemination through the DTC broadcast facility. We will give this notice no later than 10 business days before the scheduled expiration of the reference share offer.

Calculations in respect of the ZENS

   We will be responsible for making all calculations called for under the ZENS. These calculations include, but are not limited to, determination of:

  . the contingent principal amount of the ZENS,

  . the current market value of the reference shares,

  . the exchange market value of the reference shares,

  . the final period distribution on the ZENS,

  . the cash value of any securities that are not publicly traded or any other property distributed on the reference shares,

  . the designated transaction consideration in a reference share offer,

  . the composition of a reference share, and

  . the amount of accrued interest payable upon redemption or at maturity of the ZENS.

   We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of the ZENS. We will provide a schedule of our calculations to the trustee and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Book-entry-only issuance--The Depository Trust Company

   Upon issuance, the ZENS will each be represented by one or more global securities deposited with, or on behalf of, DTC, which will act as depositary with respect to the ZENS. The global securities representing the ZENS will be registered in the name of a nominee of DTC. This means that we will not issue certificates to you for the ZENS. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the ZENS. Each participant will then keep a record of its clients. Except under the circumstances described in the accompanying prospectus under the heading "Description of Our Debt Securities-- Global Securities," the ZENS will not be issuable in definitive form.

Defeasance and covenant defeasance

   The provisions of the subordinated indenture relating to defeasance and discharge of indebtedness, and to defeasance of restrictive covenants will not apply to the ZENS.

            Certain United States Federal Income Tax Considerations

   In the opinion of Baker & Botts, L.L.P., our tax counsel, the following describes the material United States federal income tax consequences of the acquisition, ownership, exchange and disposition of the ZENS to an initial holder purchasing the ZENS at the issue price. This summary is based upon the United States Internal Revenue Code of 1986, as amended (which we refer to as the Code), administrative pronouncements, judicial decisions, and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described in this prospectus supplement, possibly with retroactive effect. This summary deals only with the ZENS that are held as capital assets within the meaning of
Section 1221 of the Code, and does not address tax considerations applicable to holders that may be subject to special tax rules, such as dealers or traders in securities, financial institutions, tax-exempt entities, holders that hold the ZENS as a part of a hedging, straddle, conversion or other integrated transaction, or U.S. Holders (as defined below) whose functional currency is not the United States dollar.

   THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE ZENS. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ZENS, INCLUDING THE APPLICATION TO THEIR PARTICULAR SITUATIONS OF THE TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL OR FOREIGN TAX LAWS.

   The "issue price" means the first price to the public at which a substantial amount of the ZENS is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

   "U.S. Holder" means a beneficial owner of the ZENS that is, for United States federal income tax purposes, an individual citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust described in Section 7701(a)(30) of the Code. The term also includes certain beneficial owners who are former citizens of the United States whose income and gain from the ZENS are subject to United States federal income taxation.

   "Non-U.S. Holder" means a beneficial owner of the ZENS that is not a U.S. Holder.

Tax consequences to U.S. Holders

   Interest Accrual on the ZENS. For United States federal income tax purposes, the ZENS will be subject to Treasury Regulations relating to contingent payment debt instruments (which we refer to as the contingent payment debt regulations). Under the contingent payment debt regulations, a U.S. Holder will be required to accrue interest income on the ZENS (in amounts described in the next paragraph) regardless of whether such U.S. Holder uses the cash or accrual method of tax accounting. As a result, a U.S. Holder will be required to include interest in taxable income each year in excess of the quarterly interest payments received in that year.

   Under the contingent payment debt regulations, for each accrual period prior to and including the maturity date of the ZENS, the amount of interest that accrues, as original issue discount, on a ZENS equals the product of (a) the adjusted issue price (as defined below) as of the beginning of the accrual period and (b) the comparable yield (as defined below) (adjusted for the length of the accrual period). This amount is ratably allocated to each day in the accrual period and is includable as ordinary interest income by a U.S. Holder for each day in the accrual period on which the U.S. Holder holds the ZENS.

   The "adjusted issue price" means the issue price of the ZENS, increased by any interest previously accrued (determined without regard to any adjustments to interest accruals described below) and decreased by the amount of any projected payments (as defined below) for prior periods with respect to the ZENS.

   The "comparable yield" means the annual yield we would pay, as of the issue date, on a fixed-rate debt security with no contingent payments but with terms and conditions otherwise comparable to those of the ZENS. Amounts treated as interest under the contingent payment debt regulations are treated as original issue discount for all purposes of the Code. None of the quarterly interest payments on the ZENS will be "qualified stated interest," and accordingly, all such payments will be treated as payments of original issue discount or as return of principal.

   We have determined that the comparable yield is 9.83%, compounded quarterly. Under the contingent payment debt regulations, we are required, solely for United States federal income tax purposes, to provide a schedule of the projected amounts of payments (which we refer to as projected payments) on the ZENS. This schedule must produce the comparable yield. Based on our determination of the comparable yield, the schedule of projected payments (assuming a principal amount of $58.25 or with respect to each integral multiple thereof) consists of (a) a payment of $0.31683 on December 15, 1999,
(b) payments of stated interest equal to $0.33625 on all other quarterly interest payment dates and (c) a payment of a projected amount at the maturity date of the ZENS (excluding the stated quarterly interest on the ZENS payable on such date) equal to $833.17. For United States federal income tax purposes, a U.S. Holder is required to use the comparable yield and the schedule of projected payments in determining its interest accruals and adjustments thereof in respect of the ZENS, unless such U.S. Holder timely discloses and justifies the use of other estimates to the Internal Revenue Service.

   THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF THE HOLDERS' INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE ZENS FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE ZENS.

   Adjustments to Interest Accruals. If, during any taxable year, the sum of any actual payments with respect to the ZENS for that taxable year (including, in the case of the taxable year which includes the maturity date of the ZENS, the amount of cash received at maturity) exceeds the total amount of projected payments for that taxable year, the difference will produce a "net positive adjustment" under the contingent payment debt regulations, which will be treated as additional interest for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year. If the actual amount received in a taxable year is less than the amount of projected payments for that taxable year, the difference will produce a "net negative adjustment" under the contingent payment debt regulations, which will (a) reduce the U.S. Holder's interest income on the ZENS for that taxable year and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the ZENS during prior taxable years (reduced to the extent such interest was offset by prior net negative adjustments) and (c) to the extent of any excess after the application of (b), will be a negative adjustment carryover to the succeeding taxable year.

   Sale or Exchange of the ZENS. Upon the sale, exchange or retirement of the ZENS (including, for instance, an exchange at the U.S. Holder's option for cash determined by reference to the value of the Time Warner common stock or the redemption of the ZENS by us), the U.S. Holder will recognize gain or loss equal to the difference between the amount realized and the U.S. Holder's adjusted basis. The "adjusted basis" will be the U.S. Holder's original basis in the ZENS, increased by the interest income previously included by the U.S. Holder with respect to the ZENS (determined without regard to any adjustments to interest accruals described in the preceding paragraph) and decreased by the amount of all prior projected payments with respect to the ZENS. Any gain upon sale, exchange or retirement of the ZENS will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income by the U.S. Holder with respect to the ZENS, and thereafter, capital loss. The distinction between capital loss and ordinary loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income.

   Backup Withholding. Certain noncorporate U.S. Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds of disposition of, the ZENS. Backup withholding will apply only if the U.S. Holder
(a) fails to furnish its Taxpayer Identification Number (which we refer to as TIN) which, for an individual, is his or her Social Security number, (b) furnishes an incorrect TIN, (c) is notified by the IRS that it has failed to properly report payments of interest and dividends or (d) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

   The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's United States federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Tax consequences to Non-U.S. Holders

   Withholding. Under present United States federal income tax law, and subject to the discussion below concerning backup withholding, payments of principal, premium, if any, and interest (including original issue discount) on the ZENS by us or any paying agent to any Non-U.S. Holder, and gain realized on the sale or exchange of the ZENS by a Non-U.S. Holder, will be exempt from United States federal income or withholding tax (we refer to this exemption from withholding tax as the portfolio interest exemption), provided that:

  . such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code,

  . the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below,

  . such Non-U.S. Holder is not an individual who is present in the United
    States for 183 days or more in the taxable year of disposition, or such individual does not have a "tax home" (as defined in Section 911(d)(3) of the Code) or an office or other fixed place of business in the United States,

  . such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, and

  . the Time Warner common stock continues to be actively traded (which, for these purposes and subject to certain exceptions, includes trading on the
    NYSE).

   The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a ZENS certifies on an appropriate form (generally IRS Form W-8BEN), under penalties of perjury, that it is not a United States person and provides its name and address, and (a) the beneficial owner files that form with the withholding agent or (b) a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business holds the ZENS on behalf of the beneficial owner, files with the withholding agent a statement that it has received that form from the beneficial owner and furnishes the withholding agent with a copy thereof. With respect to any ZENS held by a foreign partnership, under current law, this certification may be provided by the foreign partnership. However, unless a foreign partnership has entered into a withholding agreement with the IRS, each partner that is a Non-U.S. Holder will be required to supply this certification in order to avoid withholding with respect to such partner's share of interest (including original issue discount) paid to the foreign partnership after December 31, 2000. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

   If a Non-U.S. Holder of the ZENS is engaged in a trade or business in the United States, and if interest on the ZENS is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale or exchange of the ZENS in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent an appropriate form (generally IRS Form W-8ECI), executed under penalties of perjury, in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

   Estate Tax. The ZENS held by an individual who at the time of his death is not a citizen of, resident of, or domiciled in, the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that:

  . the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote,

  . the Time Warner common stock continues to be actively traded, and

  . at the time of such individual's death, payments with respect to those ZENS would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

   Backup Withholding and Information Reporting. Backup withholding (at the rate of 31%) will not apply to payments made by us or a paying agent on the ZENS if the certifications required by Sections 871(h) or 881(c) are received, provided in each case that we or such paying agent, as the case may be, does not have actual knowledge (and, with respect to payments made after December 31, 2000, does not have reason to know) that the payee is a United States person.

   Interest on the ZENS that is beneficially owned by a Non-U.S. Holder will be reported annually on IRS Form 1042-S, which must be filed with the IRS and furnished to such Non-U.S. Holder. Non-U.S. Holders of the ZENS should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder's United States federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                  Underwriting

   Reliant Energy and the underwriters for the offering named below have entered into an underwriting agreement with respect to the ZENS being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ZENS indicated in the following table.

                                                                      Number of
                               Underwriters                              ZENS
                               ------------                           ----------
      Goldman, Sachs & Co............................................ 14,592,274
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated..........................................  1,287,554
      Salomon Smith Barney Inc.......................................  1,287,554
                                                                      ----------
        Total........................................................ 17,167,382
                                                                      ==========

   The following table shows the per ZENS and total underwriting discounts and commissions to be paid to the underwriters by Reliant Energy.

                                                                     Paid By
                                                                  Reliant Energy
                                                                  --------------
      Per ZENS................................................... $        1.165
      Total...................................................... $20,000,000.03

   ZENS sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any ZENS sold by the underwriters to securities dealers may be sold at a discount of up to $0.699 per ZENS from the initial price to public. Any such securities dealers may resell any ZENS purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.100 per ZENS from the initial price to public. If all the ZENS are not sold at the initial price to public, the underwriters may change the offering price and the other selling terms.

   We have agreed that, during the period beginning from the date of this prospectus supplement and continuing to and including the date 90 days after the date of this prospectus supplement, we will not offer, sell, contract to sell or otherwise dispose of any shares of Time Warner common stock, any securities of Time Warner which are substantially similar to shares of Time Warner common stock or any securities which are convertible into or exchangeable for shares of Time Warner common stock or such substantially similar securities (except for the ZENS offered hereby) without the prior written consent of Goldman, Sachs & Co.

   The ZENS will be a new issue of securities with no established trading market. We have agreed to use commercially reasonable efforts to have the ZENS listed on a national securities exchange, such as the NYSE or AmEx, or included on a national quotation system, such as Nasdaq. We understand that the NYSE will apply equity-linked debt securities criteria to the ZENS. One of the criteria currently applicable to the NYSE listing of U.S. equity-linked debt securities is that the securities have a term to maturity of two to seven years. Since the ZENS have a maturity of thirty years, they do not meet the NYSE's current equity-linked debt security criteria. The AmEx and Nasdaq have equity-linked debt security criteria substantially identical to those of the NYSE. In addition, our ability to list the ZENS may depend on whether there are more than 400 beneficial owners of the ZENS, which we cannot control.

   In July 1999, the SEC published notice of a proposed NYSE rule change regarding the listing of equity-linked debt securities. This change would eliminate the current two to seven year term to maturity criteria for U.S. equity-linked debt securities, and would substitute a requirement that the securities have a minimum term of one year, with no maximum limit on the length of maturity of the securities. We cannot assure you that this proposed rule change will become effective.

   We will make a public announcement prior to the date of any listing or the date we learn that we will be unable to list the ZENS. We cannot give you any assurance that the ZENS ultimately will be listed on the NYSE, AmEx or Nasdaq. Moreover, any listing of the ZENS will not ensure that a liquid trading market will develop for the ZENS.

   In connection with the offering, the underwriters may purchase and sell ZENS and shares of Time Warner common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ZENS than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of ZENS while the offering is in progress.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased ZENS sold by or for the account of that underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the ZENS or the Time Warner common stock. As a result, the price of the ZENS or the Time Warner common stock may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

   We estimate that our total expenses of the offering of the ZENS, excluding underwriting discounts and commissions, will be approximately $600,000.

   We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

   While it is not required, we currently intend to acquire additional shares of Time Warner common stock so that we will own (i) enough shares to exchange for the ACES at their maturity and (ii) one share of Time Warner common stock for each ZENS. Therefore, we intend to purchase, after the pricing of the ZENS offered hereby, directly or through brokers, up to 9,219,832 shares of Time Warner common stock in open-market transactions at prevailing market prices at the time of sale or in privately negotiated transactions. We may offer to purchase all or a portion of these shares of Time Warner common stock from purchasers or potential purchasers of the ZENS offered hereby. We intend to complete our purchases of shares of Time Warner common stock prior to or shortly after the closing of our sale of the ZENS, although we cannot assure you that we will do so. The underwriters in this offering may act as our brokers in any such purchases of Time Warner common stock and may receive customary compensation in the form of ordinary brokerage commissions from us.

   The underwriters or their respective affiliates in the past have provided investment banking and/or commercial banking services and other financial services for us and our affiliates and have received compensation and expense reimbursement for these services. The underwriters or their affiliates may in the future provide investment banking and/or commercial banking services and other financial services to us or our affiliates for which they will receive compensation and expense reimbursement.

                                 Legal Matters

   The validity of the ZENS will be passed upon for us by Baker & Botts, L.L.P., Houston, Texas. Hugh Rice Kelly, Esq., our Executive Vice President, General Counsel and Corporate Secretary or Rufus S. Scott, our Vice President, Deputy General Counsel and Assistant Corporate Secretary may pass upon other legal matters for us. Certain legal matters will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York. Certain matters relating to United States federal income tax considerations will be passed upon for us by Baker & Botts, L.L.P., Houston, Texas. James A. Baker, III, a senior partner in the law firm of Baker & Botts, L.L.P., is currently one of our directors and a beneficial owner of 3,000 shares of our common stock.

Prospectus

[LOGO OF RELIANT ENERGY, INCORPORATED APPEARS HERE]

Reliant Energy, Incorporated
1111 Louisiana
Houston, Texas 77002
(713) 207-3000

                                 $1,000,000,000
                                Debt Securities

    -----------------------------------------------------------------

    We may offer and sell up to $1,000,000,000 of our debt securities in one or more series by using this prospectus. Our debt securities will be unsecured and will be either senior or subordinated obligations. We will establish the terms for our debt securities at the time we sell them and we will describe them in one or more supplements to this prospectus. You should read this prospectus and the related supplement carefully before you invest in our debt securities. This prospectus may not be used to offer and sell our debt securities unless accompanied by a prospectus supplement.

    -----------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is September 10, 1999.

                               Table of Contents

About This Prospectus.......................................................   2
Where You Can Find More Information.........................................   3
Cautionary Statement Regarding Forward-Looking Information..................   4
Reliant Energy..............................................................   5
Ratio of Earnings to Fixed Charges..........................................   5
Use of Proceeds.............................................................   6
Description of Our Debt Securities..........................................   6
Plan of Distribution........................................................  20
Validity of Securities......................................................  21
Experts.....................................................................  21

                             About This Prospectus

  This prospectus is part of a registration statement we have filed with the SEC using a "shelf" registration process. By using this process, we may offer up to $1,000,000,000 of our debt securities in one or more offerings. This prospectus provides you with a description of the debt securities we may offer. Each time we offer debt securities, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of the offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in the "Where You Can Find More Information" section of this prospectus.

  References in this prospectus to the terms "we," "us" or other similar terms mean Reliant Energy, Incorporated, unless the context clearly indicates otherwise.

  You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell debt securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

                      Where You Can Find More Information

  We file reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain further information regarding the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at http://www.sec.gov. In addition, you may inspect our reports at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at 440 South LaSalle Street, Chicago, Illinois 60605.

  The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC. This means we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus, a prospectus supplement or information that we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC, and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering of the debt securities is completed:

  . our Annual Report on Form 10-K for the fiscal year ended December 31, 1998,

  . our Current Report on Form 8-K dated January 29, 1999 and filed with the
    SEC on February 1, 1999,

  . our Current Report on Form 8-K dated February 25, 1999 and filed with the
    SEC on February 26, 1999,

  . our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999,

  . our Current Report on Form 8-K dated July 7, 1999 and filed with the SEC on July 7, 1999, and

  . our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.

  This prospectus is part of a registration statement we have filed with the SEC relating to our debt securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement and the exhibits and schedules for more information about us and our debt securities. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its Internet site.

  You may also obtain a copy of our filings with the SEC at no cost, by writing to or telephoning us at the following address:

                         Reliant Energy, Incorporated
                                1111 Louisiana
                             Houston, Texas 77002
                           Attn: Corporate Secretary
                                (713) 207-3000

          Cautionary Statement Regarding Forward-Looking Information

  This prospectus, including the information we incorporate by reference, contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify our forward-looking statements by the words "anticipate," "estimate," "expect," "forecast," "goal," "objective," "projection" or other similar words.

  We have based our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

  The following list identifies some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

  . state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the electric and natural gas industries,

  . changes to our electric utility operations required by or in response to the Texas Electric Choice Plan,

  . industrial, commercial and residential growth in our service territories,

  . the weather and other natural phenomena,

  . the timing and extent of changes in commodity prices and interest rates,

  . changes in environmental and other laws and regulations to which we and our subsidiaries are subject or other external factors over which we have no control,

  . the results of financing efforts,

  . growth in opportunities for our subsidiaries and diversified operations,

  . risks incidental to our overseas operations, including the effects of fluctuations in foreign currency exchange rates,

  . the effect of our accounting policies,

  . the timing and effect of our acquisition of an interest in N.V.
    Energieproduktiebedrijf UNA, and

  . other factors we discuss in this prospectus and our other filings with the SEC.

                                Reliant Energy

  We are a diversified international energy services company. Reliant Energy HL&P, our electric utility division, provides electric utility services to approximately 1.6 million customers in the City of Houston, Texas, and surrounding areas of the Texas Gulf Coast. Reliant Energy Resources Corp. (Resources), our largest subsidiary, is a natural gas utility serving over 2.8 million customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. Resources, through its subsidiaries, is also a major interstate natural gas pipeline company and a provider of energy marketing services.

  Our other principal subsidiaries include:

  . Reliant Energy International, Inc., which participates in the privatization of foreign generating and distribution facilities and the development and acquisition of foreign independent power projects, and

  . Reliant Energy Power Generation, Inc., which engages in the acquisition, development, operation and sale of capacity and energy from, domestic and certain international non-utility power generation facilities.

  Subject to certain limited exceptions, we are exempt from regulation as a public utility holding company pursuant to Section 3(a)(2) of the Public Utility Holding Company Act of 1935.

                      Ratio of Earnings to Fixed Charges

  The following table sets forth our ratios of earnings from continuing operations to fixed charges for each of the periods indicated:

                                         Six Months
                                           Ended
                                          June 30,     Year Ended December 31,
                                        ------------ ---------------------------
                                        1999(3) 1998 1998(4) 1997 1996 1995 1994
                                        ------- ---- ------- ---- ---- ---- ----
Ratio of earnings from continuing
operations to fixed charges before
cumulative effect of change in
accounting (1) (2).....................    --   1.20    --   2.41 2.76 2.71 2.89

--------
(1) We do not believe that the ratios for the six-month periods are necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of our business.
(2) Includes the results of Resources from the date of its acquisition, August 6, 1997, which was accounted for under the purchase method.
(3) Our earnings in the first six months of 1999 were inadequate to cover fixed charges by approximately $142 million. This deficiency resulted from the pre-tax $400 million non-cash, unrealized accounting loss recorded for our 7% Automatic Common Exchange Securities, due 2000 (ACES). Excluding the effect of the after-tax non-cash, unrealized accounting loss of $260 million, the ratio of earnings from continuing operations to fixed charges would have been 1.90.
(4) Our earnings for the year ended December 31, 1998 were inadequate to cover fixed charges by approximately $181 million. This deficiency resulted from the pre-tax $1.2 billion non-cash, unrealized accounting loss recorded for our ACES. Excluding the effect of the after-tax non-cash, unrealized accounting loss of $764 million, the ratio of earnings from continuing operations to fixed charges would have been 2.77.

                                Use of Proceeds

  Unless we inform you otherwise in the prospectus supplement, we anticipate using any net proceeds from the sale of the debt securities offered by this prospectus for general corporate purposes. These purposes may include, but are not limited to:

  . working capital,

  . capital expenditures,

  . acquisitions, and

  . the repayment or refinancing of our indebtedness, including inter-company indebtedness.

                      Description of Our Debt Securities

  The debt securities offered by this prospectus will be either senior debt securities or subordinated debt securities. We will issue senior debt securities under an indenture we will enter into with Chase Bank of Texas, National Association, as trustee. We will issue subordinated debt securities under an indenture we will enter into with Chase Bank of Texas, National Association, as trustee. We refer to the senior indenture and the subordinated indenture in this prospectus collectively as the "indentures." We have filed the forms of the indentures with the SEC as exhibits to the registration statement covering the debt securities offered by this prospectus. We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures.

  We may issue debt securities from time to time in one or more series under the indentures. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the relevant indenture that may be important to you before investing in our debt securities.

  The provisions of each of the indentures are substantially identical in substance, except that Article Sixteen of the subordinated indenture provides for the subordination of the subordinated debt securities, and the senior indenture has no counterpart for that Article. We describe the subordination provisions of the subordinated indenture in the "Subordination Under the Subordinated Indenture" section of this prospectus.

  We have included cross-references in the summary below to refer you to the section numbers of the indentures we are describing. These sections numbers are the same for both of the indentures, unless we state otherwise.

The Terms of the Debt Securities

  We may issue debt securities in separate series from time to time under each of the indentures. The total principal amount of debt securities that may be issued under the indentures is unlimited. We may limit the maximum total principal amount for the debt securities of any series. However, any limit may be increased by resolution of our board of directors. (Section 301) We will establish the terms of each series of debt securities, which may not be inconsistent with the related indenture, in a supplemental indenture. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will rank junior and be subordinate to all of our senior indebtedness as we describe in the "Subordination Under the Subordinated Indenture" section of this prospectus.

  We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

  . the title of the debt securities,

  . whether the debt securities are senior debt securities or subordinated debt securities,

  . the specific indenture under which the debt securities will be issued,

  . any limit on the total principal amount of the debt securities,

  . the date or dates on which the principal of the debt securities will be payable or the method used to determine or extend those dates,

  . the interest rate or rates of the debt securities, if any, or the method used to determine the rate or rates,

  . the date or dates from which interest will accrue on the debt securities, or the method used for determining those dates,

  . the interest payment dates and the regular record dates for interest payments, if any, or the method used to determine those dates,

  . the basis for calculating interest if other than a 360-day year of twelve
    30-day months,

  . the place or places where:

    . payments of principal, premium, if any, and interest on the debt securities will be payable,

    . the debt securities may be presented for registration of transfer or exchange, and

    . notices and demands to or upon us relating to the debt securities may be made,

  . any provisions for redemption of the debt securities,

  . any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity,

  . the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000,

  . any provisions that would determine the amount of principal, premium, if any, or interest on the debt securities by reference to an index or pursuant to a formula,

  . the currency, currencies or currency units in which the principal, premium, if any, and interest on the debt securities will be payable, if other than $US, and the manner for determining the equivalent principal amount in $US,

  . any provisions for the payment of principal, premium, if any, and interest on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable,

  . the percentage of the principal amount at which the debt securities will be issued and, if other than 100%, the portion of the principal amount of the debt securities which will be payable if the maturity of the debt securities is accelerated, or the method for determining such portion,

  . if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount as of any such date for any purpose, including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date, or, in any such case, the manner in which the deemed principal amount is to be determined,

  . any variation of the defeasance and covenant defeasance sections of the relevant indenture and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution,

  . whether any of the debt securities will initially be issued in the form of a temporary global security and the provisions for exchanging a temporary global security for definitive debt securities,

  . whether any of the debt securities will be issued in the form of one or more global securities and, if so:

    . the depositories for the global securities,

    . the form of any additional legends to be borne by the global securities,

    . the circumstances under which the global securities may be exchanged, in whole or in part, for debt securities registered, and

    . whether and under what circumstances a transfer of the global securities may be registered in the names of persons other than the depositary for the global securities or its nominee,

  . whether the interest rate of the debt securities may be reset,

  . whether the stated maturity of the debt securities may be extended,

  . any addition to or change in the events of default for the debt securities and any change in the right of the trustee or the holders of the debt securities to declare the principal amount of the debt securities due and payable,

  . any addition to or change in the covenants in the relevant indenture,

  . any additions or changes to the relevant indenture necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons,

  . the appointment of any paying agents for the debt securities, if other than us,

  . the terms of any right to convert or exchange the debt securities into any other securities or property,

  . the terms and conditions, if any, securing the debt securities,

  . any restriction or condition on the transferability of the debt securities, and

  . any other terms of the debt securities consistent with the relevant indenture. (Section 301)

  We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than $US.

Form, Exchange and Transfer of the Debt Securities

  We will issue the debt securities in registered form, without coupons. Unless we inform you otherwise in the prospectus supplement, we will only issue debt securities in denominations of integral multiples of $1,000. (Section 302)

  Holders will generally be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations. (Section 305)

  Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. (Section 305) At any time we may:

  . designate additional transfer agents,

  . rescind the designation of any transfer agent, or

  . approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times. (Sections 305 and 1002)

  In the event we elect to redeem a series of debt securities, neither we nor the applicable trustee will be required to register the transfer or exchange of any debt security of that series:

  . during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed, or

  . if we have selected the series for redemption, in whole or in part, except for the unredeemed portion of the series. (Section 305)

Global Securities

  Unless we inform you otherwise in the prospectus supplement, some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities. The global securities will have a total principal amount equal to the debt securities they represent. Unless we inform you otherwise in the prospectus supplement, each global security representing debt securities will be deposited with, or on behalf of, The Depository Trust Company, referred to as "DTC," or any other successor depository we may appoint. We refer to DTC or the other depository in this prospectus as the "depositary." Each global security will be registered in the name of the depositary or its nominee. Each global security will bear a legend referring to the restrictions on exchange and registration of transfer of global securities that we describe below and any other matters required by the relevant indenture. Unless we inform you otherwise in the prospectus supplement, we will not issue debt securities in definitive form.

  Global securities may not be exchanged, in whole or in part, for debt securities registered, and no transfer of a global security, in whole or in part, may be registered in the name of any person other than the depositary for the global security or any nominee of the depositary unless:

  . the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as depositary as required by the indentures,

  . an event of default with respect to the global security has occurred and is continuing,

  . we determine in our sole discretion that the global security will be so exchangeable or transferable, or

  . any other circumstances in addition to or in lieu of those described above that we may describe in the prospectus supplement.

All debt securities issued in exchange for a global security or any portion of a global security will be registered in the names directed by the depositary. (Sections 204 and 305)

Regarding DTC

  DTC is:

  . a limited-purpose trust company organized under the New York Banking Law,

  . a "banking organization" within the meaning of the New York Banking Law,

  . a member of the Federal Reserve System,

  . a "clearing corporation" within the meaning of the New York Uniform
    Commercial Code, and

  . a "clearing agency" registered under Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include:

  . securities brokers and dealers,

  . banks,

  . trust companies,

  . clearing corporations and some other organizations.

DTC is owned by a number of direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, referred to as indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

  Upon our issuance of debt securities represented by a global security, purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security, referred to as a beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. However, beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

  So long as the depositary for the global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indentures. Except as described above, beneficial owners will not:

  . be entitled to have debt securities represented by the global security registered in their names,

  . receive or be entitled to receive physical delivery of debt securities in definitive form, and

  . be considered the owners or holders thereof under the indentures.

  To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to debt securities. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date, identified in a listing attached to the omnibus proxy.

  We will make payments of principal, premium, if any, and interest on the debt securities represented by the global security registered in the name of the depositary or its nominee through the trustee under the relevant indenture or a paying agent, which may also be the trustee under the relevant indenture, to the depositary or its nominee, as the case may be, as the registered owner of the global security. Neither we, the trustees, nor the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  We have been advised that DTC will credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the paying agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is either our responsibility or the responsibility of the paying agent. Disbursement of these payments to direct participants is the responsibility of DTC. Disbursement of these payments to the beneficial owners is the responsibility of direct and indirect participants.

  We cannot assure you that DTC will distribute payments on the debt securities made to DTC or its nominee as the registered owner or any redemption or other notices to the participants, or that the participants or others will distribute the payments or notices to the beneficial owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this prospectus. Beneficial owners should make appropriate arrangements with their broker or dealer regarding distribution of information regarding the debt securities that may be transmitted by or through DTC.

  DTC management is aware that some computer applications, systems, and the like for processing data, referred to as "systems," that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Y2K problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions, including principal and income payments, to securityholders, book-entry deliveries, and settlement of trades within DTC continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

  However, DTC's ability to properly perform its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting, and will continue to contact, third party vendors from whom DTC acquires services to:

  . impress upon them the importance of such services being Y2K compliant, and

  . determine the extent of their efforts for Y2K remediation, and, as appropriate, testing, of their services.

In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

  According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

  We have obtained the information in this section concerning DTC and the DTC's book-entry system from sources that we believe are reliable. However, we take no responsibility for the accuracy of this information.

Payment and Paying Agents

  Unless we inform you otherwise in the prospectus supplement, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement. (Section 307)

  Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest by:

  . check mailed to the address of the person entitled to the payment as it appears in the security register, or

  . by wire transfer in immediately available funds to the place and account designated in writing by the person entitled to the payment as specified in the security register.

We will designate ourselves as the sole paying agent for the debt securities unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times. (Sections 307 and 1002)

  Any money deposited with the applicable trustee or any paying agent for the payment of principal, premium, if any, and interest on the debt securities that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The trustees and any paying agents will not be liable for those payments after we have been repaid. (Section 1003)

Covenants

  We will describe any restrictive covenants for any series of debt securities in the prospectus supplement.

Consolidation, Merger and Sale of Assets

  Unless we inform you otherwise in the prospectus supplement, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety, to any person, referred to as a "successor person," and we may not permit any person to consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

  . the successor person, if any, is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction,

  . the successor person assumes our obligations with respect to the debt securities and the relevant indenture,

  . immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing, and

  . we have delivered to the trustee the certificates and opinions required under the relevant indenture. (Section 801)

Events of Default

  Unless the context clearly indicates otherwise, we use the terms "indenture" and "trustee" in this subsection to mean the relevant indenture and the applicable trustee with respect to any series of debt securities we may offer.

  Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the indenture for a series of debt securities:

  . our failure to pay principal or premium, if any, on that series when due,

  . our failure to pay any interest on that series for 30 days,

  . our failure to deposit any sinking fund payment, when due, relating to that series,

  . our failure to perform, or our breach in any material respect of, any other covenant or warranty in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities, for 90 days after either the trustee or holders of at least 25% in principal amount of the outstanding debt securities of that series have given us written notice of the breach in the manner required by the indenture,

  . specified events involving bankruptcy, insolvency or reorganization, and

  . any other event of default we may provide for that series,

provided, however, that no event described in the fourth, fifth and sixth bullet points above will be an event of default until an officer of the trustee, assigned to and working in the trustee's corporate trust department, has actual knowledge of the event or until the trustee receives written notice of the event at its corporate trust office, and the notice refers to the debt securities generally, us or the indenture. (Section 501)

  If the principal, premium, if any, or interest on any series of debt securities is payable in a currency other than the $US and the currency is not available to us for making payments due to the imposition of exchange controls or other circumstances beyond our control, we may satisfy our obligations to holders of the debt securities by making payment in $US in an amount equal to the $US equivalent of the amount payable in the other currency. This amount will be determined by the trustee by reference to the noon buying rate in The City of New York for cable transfers for the other currency, referred to as the "exchange rate," as reported or otherwise made available by the Federal Reserve Bank of New York on the date of the payment, or, if the exchange rate is not then available, on the basis of the most recently available exchange rate. Any payment made in $US under these circumstances will not be an event of default under the indentures. (Section
501)

  If an event of default for a series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series due and immediately payable. In order to declare the principal amount of the series of debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the series of debt securities.

  This right does not apply if:

  . an event of default described in the fourth or fifth bullet points above occurs, or

  . an event of default described in the sixth bullet point above that applies to all outstanding debt securities occurs.

If any of these events of default occur and is continuing, either the trustee or holders of at least 25% in principal amount of all of the debt securities then outstanding, treated as one class, may declare the principal amount of all of the debt securities then outstanding to be due and payable immediately. In order to declare the principal amount of the debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the debt securities.

  After any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the declaration of acceleration if all events of default, other than the non-payment of principal have been cured or waived as provided in the indenture. (Section 502) For information as to waiver of defaults, please refer to the "Modification and Waiver" section below.

  If an event of default occurs and is continuing, the trustee will generally have no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee. (Section 603) The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee for the debt securities of that series, provided that:

  . the direction is not in conflict with any law or the indenture,

  . the trustee may take any other action it deems proper which is not inconsistent with the direction, and

  . the trustee will generally have the right to decline to follow the direction if an officer of the trustee determines, in good faith, that the proceeding would involve the trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

  A holder of a debt security of any series may only pursue a remedy under the indenture if:

  . the holder gives the trustee written notice of a continuing event of default for that series,

  . holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue that remedy,

  . the holder offers reasonable indemnity to the trustee,

  . the trustee fails to pursue that remedy within 60 days after receipt of the request, and

  . during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due. (Section 508)

  We will be required to furnish to the trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indenture and, specifying all of our known defaults, if any. (Section
1004)

Modification and Waiver

  Unless the context clearly indicates otherwise, we use the terms "indenture" and "trustee" in this subsection to mean the relevant indenture and the applicable trustee with respect to any series of debt securities we may offer.

  We may enter into one or more supplemental indentures with the trustee without the consent of the holders of the debt securities in order to:

  . evidence the succession of another corporation to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor,

  . add to our covenants for the benefit of the holders or to surrender any of our rights or powers,

  . add events of default for any series of debt securities,

  . add or change any provisions of the indentures to the extent necessary to issue debt securities in bearer form,

  . add to, change or eliminate any provision of the indenture applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holders of debt securities of any series, the addition, change or elimination will become effective with respect to that series only when no security of that series remains outstanding,

  . convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us by the indenture,

  . establish the form or terms of any series of debt securities,

  . provide for uncertificated securities in addition to certificated securities,

  . evidence and provide for successor trustees or to add or change any provisions to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities,

  . correct any ambiguity, defect or inconsistency under the indenture, provided that such action does not adversely affect the interests of the holders of debt securities of any series,

  . supplement any provisions of the indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities,

  . comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded, or

  . add, change or eliminate any provisions of the indenture in accordance with any amendments to the Trust Indenture Act, provided that the action does not adversely affect the rights or interests of any holder of debt securities. (Section 901)

  We may enter into one or more supplemental indentures with the trustee in order to add to, change or eliminate provisions of the indenture or to modify the rights of the holders of one or more series of debt securities if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

  . changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, except to the extent permitted by the indenture,

  . reduces the principal amount of, or any premium or interest on, any debt security,

  . reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,

  . changes the place or currency of payment of principal, premium, if any, or interest,

  . impairs the right to institute suit for the enforcement of any payment on any debt security,

  . reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture,

  . reduces the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults,

  . makes certain modifications to such provisions with respect to modification and waiver,

  . makes any change that adversely affects the right to convert or exchange any debt security or decrease the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, or

  . changes the terms and conditions pursuant to which any series of debt securities that are secured in a manner adverse to the holders of the debt securities. (Section 902)

  Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or compliance with restrictive provisions of the indenture. However, the consent of holders of each outstanding debt security of a series is required to:

  . waive any default in the payment of principal, premium, if any, or interest, or

  . waive any covenants and provisions of the indenture that may not be amended without the consent of the holder of each outstanding security of the series affected. (Sections 513 and 1006)

  In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under the indenture as of a specified date:

  . the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of the maturity to such date,

  . if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security,

  . the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the $US equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

  . debt securities owned by us or any other obligor upon the debt securities or any of their affiliates will be disregarded and deemed not to be outstanding.

Some debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1402, will not be deemed to be outstanding. (Section 101)

  We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of the debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may we may specify, or the trustee may specify, if it set the record date. This period may be shortened or lengthened by not more than 180 days. (Section 104)

Subordination Under the Subordinated Indenture

  We have defined some of the terms we use in this subsection at the end of this subsection.

  The subordinated debt securities issued under the subordinated indenture will be unsecured and junior in right of payment to all of our senior indebtedness. This means we will not be permitted to make a payment on the subordinated debt securities if:

  . any of our senior indebtedness is not paid when due, any applicable grace period with respect to any payment default has ended and the payment default has not been cured or waived or ceased to exist, or

  . the maturity of any of our senior indebtedness has been accelerated because of a default and that acceleration has not been rescinded.

  If our assets are distributed to our creditors upon our dissolution, winding-up or liquidation, whether voluntarily or involuntarily or in bankruptcy, insolvency, receivership, reorganization or other similar proceedings, all principal, premium, if any, interest and any other amounts due or to become due on all senior indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive or retain any payment.

  "Debt" in the subordinated indenture means, with respect to any person at any date of determination, without duplication:

  . all indebtedness for borrowed money,

  . all obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

  . all obligations under letters of credit or bankers' acceptances or other similar instruments, or related reimbursement obligations, issued on the account of such person,

  . all obligations to pay the deferred purchase price of property or services, except trade payables,

  . all obligations as lessee under capitalized leases,

  . all debt of others secured by a lien on any asset of such person, whether or not the debt is assumed by the person, provided that, for purposes of determining the amount of any debt of the type described in this clause, if recourse with respect to the debt is limited to the asset, the amount of the debt is limited to the lesser of the fair market value of the asset or the amount of the debt,

  . all debt of others guaranteed by such person to the extent such debt is guaranteed by such person, and

  . to the extent not to otherwise included in this definition, all obligations for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity prices, forward contracts, options, swaps, collars and similar arrangements.

  "Senior indebtedness" in the subordinated indenture means the principal, premium, if any, and interest on and all other amounts due in connection with all of our debt, whether created, incurred or assumed before, on or after the date of the subordinated indenture. However, senior indebtedness does not include:

  . debt to any of our subsidiaries,

  . any series of subordinated debt securities under the subordinated indenture,

  . accounts payable or any other indebtedness or monetary obligation to trade creditors arising in the ordinary course of business in connection with the acquisition of goods or services,

  . debt that, when incurred and without respect to any election under
    Section 1111(b) of Title 11, U.S. Code, was without recourse, and

  . other debt which by the terms of the instrument creating or evidencing it is specifically designated as being subordinated to or pari passu with the subordinated debt securities.

  The subordinated indenture does not limit our ability to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the subordinated debt securities.

Defeasance and Covenant Defeasance

  Unless the context clearly indicates otherwise, we use the terms "indenture" and "trustee" in this subsection to mean the relevant indenture and the applicable trustee with respect to any series of debt securities we may offer.

  Unless we inform you otherwise in the prospectus supplement, the provisions of the indenture relating to defeasance and discharge of indebtedness, or defeasance of restrictive covenants, will apply to the debt securities of any series. (Section 1401)

  Defeasance and Discharge. Section 1402 of the indenture provides that we will be discharged from all of our obligations with respect to the debt securities, except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the debt securities on the respective stated maturities in accordance with the terms of the indenture and the debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1402 and 1404)

  Defeasance of Certain Covenants. Section 1403 of the indenture provides that, in certain circumstances, we may omit to comply with specified restrictive covenants, including any that we may describe in the prospectus supplement, and that in those circumstances the occurrence of certain events of default, which are described in the fourth bullet point above, with respect to such restrictive covenants, under "Events of Default" and any that may be described in the prospectus supplement, will be deemed not to be or result in an event of default, in each case with respect to the debt securities. We, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of the debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the debt securities on the respective stated maturities in accordance with the terms of the indenture and the debt securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercise this option with respect to any debt securities and the debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on the debt securities at the time of their respective stated maturities, but might not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from the event of default. In such case, we would remain liable for those payments. (Sections 1403 and 1404)

Notices

  Holders will receive notices by mail at their addresses as they appear in the security register. (Sections 101 and 106)

Title

  We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue. (Section 309)

Governing Law

  New York law will govern the indentures and the debt securities. (Section
112)

Regarding the Trustee

  The Trustee serves as trustee for:

  . our first mortgage bonds aggregating $1.7 billion as of August 1, 1999,

  . our collateralized medium-term notes which are secured as to payment of principal, interest and premium, if any, by our first mortgage bonds, and

  . pollution control bonds previously issued on our behalf aggregating
    $998.2 million as of August 1, 1999, a portion of which is collateralized by our first mortgage bonds.

In addition, the trustee serves as trustee for debt securities of certain of our subsidiaries. We and our affiliates also maintain depositary and other banking relationships with the trustee. Mr. Don D. Jordan, our Chairman of the Board and a member of our board of directors is an advisory director of the trustee, and Mr. R. Steve Letbetter, our President and Chief Executive Officer and a member of our board of directors is an advisory director of Chase Bank of Texas--Houston.

  Affiliates of the trustee are parties to credit agreements under which we and our affiliates have bank lines of credit. We and our affiliates maintain depository and other banking, investment banking, investment management and trust relationships with affiliates of the trustee.

                             Plan of Distribution

  We may sell debt securities:

  . through an underwriter or underwriters,

  . through dealers,

  . through agents,

  . directly to purchasers, including our affiliates, or

  . through a combination of any of these methods.

  We may authorize underwriters, dealers and agents to solicit offers by institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery on a specified date. If we elect to use delayed delivery contracts, we will describe the date of delivery, the conditions of the sale and the commissions payable for solicitation of such contracts in the prospectus supplement.

  We will describe the terms of any offering of debt securities in the prospectus supplement, including:

  . the method of distribution,

  . the name or names of any underwriters, dealers, purchasers or agents, and any managing underwriter or underwriters,

  . the purchase price of the debt securities and the proceeds we receive from the sale,

  . any underwriting discounts, agency fees or other form of underwriters' compensation,

  . any discounts and concessions allowed, reallowed or paid to dealers or agents, and

  . the expected time of delivery of the offered debt securities.

  We may change the initial public offering price and any discount or concessions allowed or reallowed to dealers from time to time.

  If we use underwriters to sell our debt securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the offered debt securities if any are purchased. In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

  If we use a dealer to sell debt securities, we will sell the debt securities to the dealer as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale. These dealers may be deemed underwriters, as such term is defined in the Securities Act of 1933, of the debt securities they offer and sell. If we elect to use a dealer to sell debt securities, we will provide the name of the dealer and the terms of the transaction in the prospectus supplement.

  Debt securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to a remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

  Underwriters, agents, dealers and some purchasers participating in the distribution of debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

  Unless we inform you otherwise in the prospectus supplement, none of our directors, officers or employees will solicit or receive a commission in connection with direct sales of debt securities, although these persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

  We may enter into agreements with the underwriters, agents, purchasers, dealers or remarketing firms who participate in the distribution of our debt securities that will require us to indemnify them against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that they or any person controlling them may be required to make for those liabilities. Underwriters, agents or dealers may be our customers. They may also engage in transactions with us or perform services for us or for our affiliates in the ordinary course of business.

  Each series of debt securities will be a new issue with no established trading market. We may elect to list any series of debt securities on an exchange. However, we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of debt securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for the debt securities will develop.

  In connection with an offering, the underwriters or agents may purchase and sell debt securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the debt securities. Syndicate short positions involve the sale by the underwriters or agents of a greater number of debt securities than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, in which selling concessions allowed to syndicate members or other broker dealers in respect of the debt securities sold in the offering for their account may be reclaimed by the syndicate if the debt securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

                            Validity of Securities

  The validity of the debt securities will be passed upon for us by Baker & Botts, L.L.P., Houston, Texas. Hugh Rice Kelly, Esq., our Executive Vice President, General Counsel and Corporate Secretary or Rufus S. Scott, our Vice President, Deputy General Counsel and Assistant Corporate Secretary may pass upon other legal matters for us. Any underwriters will be advised about the validity of the debt securities and other legal matters by their own counsel. James A. Baker, III, a senior partner in the law firm of Baker & Botts, L.L.P., is currently one of our directors, and, a beneficial owner of 3,000 shares of our common stock.

                                    Experts

  Our consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the ZENS offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its respective date.

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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                           Prospectus Supplement
Prospectus Summary.........................................................  S-2
Risk Factors...............................................................  S-7
Price Range and Dividend History of Time Warner Common Stock............... S-11
Reliant Energy............................................................. S-11
Use of Proceeds............................................................ S-13
Description of the ZENS.................................................... S-14
Certain United States Federal Income Tax Considerations.................... S-25
Underwriting............................................................... S-29
Legal Matters.............................................................. S-31

                                Prospectus
About This Prospectus......................................................    2
Where You Can Find More Information........................................    3
Cautionary Statement Regarding Forward-Looking Information.................    4
Reliant Energy.............................................................    5
Ratio of Earnings to Fixed Changes.........................................    5
Use of Proceeds............................................................    6
Description of Our Debt Securities.........................................    6
Plan of Distribution.......................................................   20
Validity of Securities.....................................................   21
Experts....................................................................   21

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                             17,167,382 ZENS(SM)

                                Reliant Energy,
                                 Incorporated

                        2.0% Zero-Premium Exchangeable
                          Subordinated Notes due 2029

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                                [RELIANT LOGO]

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                             Goldman, Sachs & Co.
                              Merrill Lynch & Co.
                             Salomon Smith Barney

--------
(SM)Service Mark of Goldman, Sachs & Co.

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